SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of September 1, 2000


BETWEEN:

                    VICTOR  ABUHAROON,  of 70 Frank Endean Road,  Richmond Hill,
               Ontario L4S 1W8 (Fax No.: 905.513.6367) ("Abuharoon") and RANDOLPH RYAN AQUINO, of 23 Perdue Court, Markham, Ontario L3R 8T2 (Fax No.: 905.940.5062) ("Aquino")

                  (together, the "Vendors")

AND:

                    GLOBUS WIRELESS LTD., a Nevada corporation having a Canadian office at 1955 Moss Court, Kelowna, British Columbia V1Y 9L3 (Fax
               No.: 250.860.3110)

                  (the "Purchaser")



A. The Vendors have represented to the Purchaser that they own the Purchased Shares, being all of the issued and outstanding shares in the capital of Edge Continental Inc. (the "Corporation"), a corporation incorporated under the laws of Ontario;

B. Pursuant to a letter of intent dated September 1, 2000 (the "Letter of Intent"), the Vendors and the Purchaser set forth the basic terms and conditions upon which the Vendors would sell the Purchased Shares to the Purchaser and the Purchaser would purchase the Purchased Shares from the Vendors; and

C. The parties wish to enter into this Agreement in order to give effect to the transactions contemplated by the Letter of Intent:

                  NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration for the mutual covenants and agreements contained in this Agreement, the parties hereby agree as follows:

1.       INTERPRETATION

     1.1 Definitions. In this Agreement, or in any amendments hereto, the following terms have the following meanings, respectively:

          (a) "1933 Act" means the United States Securities Act of 1933, as amended;

          (b) "Adjusted Purchase Price" has the meaning ascribed thereto in
     Section 2.6;

          (c) "Affiliate" means an affiliate within the meaning of the Ontario Business Corporations Act;

          (d) "After-Tax Basis" in respect of payment of an amount related to a Loss that is subject to Tax in the hands of an indemnified party means the aforesaid amount plus such additional amount as may be necessary to ensure that the indemnified party receives a net amount equal to the full amount that would have been received had the payment not been subject to such Taxes. For the purposes of determining the amount of Taxes which may be exigible in any particular circumstances, such amount will be net of any permitted deductions, offsets or other benefits whatsoever that the indemnified party might have had available to be utilized or might have in fact utilized to postpone actual payment of Taxes;

          (e) "Arm's Length" has the meaning ascribed thereto in the Tax Act and the related jurisprudence;

          (f) "Arbitrator" has the meaning ascribed thereto in Section 2.8;

          (g) "Auditor" means KPMG, LLP;

          (h) "Bleed-out Plan" means the restrictions on the offer, sale, transfer and other disposition of the Purchaser Shares by the Vendors set out in Schedule 1.1(h) hereto;

          (i) "Business Assets" means all of the real property, personal property, choses in action, intangibles, intellectual property and all other assets of any nature owned or leased by the Corporation, or in which the Corporation has any right or interest or the right to acquire an interest, including the Current Assets, the Intellectual Property Rights, the Operational Contracts, the Proprietary Information, the Third Party IT Contracts and the fixed assets listed in Schedule 3.1(s);

          (j) "Business Day" means a day other than a Saturday, Sunday or any other day on which the principal commercial banks located at the City of Vancouver, British Columbia are not open for business during normal banking hours;

          (k) "Cash Payment" has the meaning ascribed thereto in Subsection 2.2(a);

          (l) "Claim" means any demand, action, suit, litigation, arbitration, investigation, actual or proposed assessment or reassessment or proceeding (including any appeal or application for review) and any judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under this Agreement;

          (m) "Closing" means the completion of the transactions described in this Agreement;

          (n) "Closing Date" means October 31, 2000;

          (o) "Closing Payment" has the meaning ascribed thereto in Subsection 2.4(a)(i);

          (p) "Computer Programs" means any and all computer systems, including hardware, software, firmware, middleware, software libraries, software tools, the object and source codes relating thereto and the design, technical and user documentation relating thereto used by the Corporation in whatever form and media in the conduct and operation of the Corporation's business;

          (q) "Computer Virus" means any harmful programs or data incorporated into any computer program or system with malicious intent to disrupt the proper operation of a computer hardware system or its associated program, including but not limited to clock, timer, counter or other limiting or disabling code, design or routine that would cause the computer program or system to be erased, made inoperable in any material way or otherwise rendering incapable of performing substantially in accordance with its applicable user documentation and specifications or would prevent or prohibit or otherwise diminish the use thereof by the Purchaser;

          (r) "Consents" means all notices to or consents or approvals from any party to an indenture, mortgage, lease, quota, permit, instrument, license, contract, agreement, arrangement or understanding to which any of the Corporation or the Vendors is a party or by which any of them or any of the assets of the Corporation is bound, required for the execution of this Agreement, the Closing or the performance of any terms hereof and the completion of the transactions contemplated by this Agreement, all of which are listed in Schedule 1.1(r);

          (s) "Corporation" has the meaning ascribed thereto in Recital A;

          (t) "Current Assets" means any assets that would be considered current assets under applicable generally accepted accounting principles accounted for on the same basis as prior years;

          (u) "Current Liabilities" means any liabilities that would be considered current liabilities under applicable generally accepted accounting principles accounted for on the same basis as prior years; (v) "Deferred Balance" has the meaning ascribed thereto in Subsection 2.4(a)(ii);

          (w) "Employment Agreements" has the meaning ascribed thereto in Subsection 4.1(b);

          (x) "Encumbrance" includes any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, title retention agreement, right to use or acquire, ownership interest, easement, adverse claim, action or demand of any nature whatsoever, but excludes any Permitted Encumbrances;

          (y) "Environmental Laws" includes all applicable Canadian federal, provincial, municipal or district laws, statutes, Regulations, ordinances, rules, policies, guidelines, decrees, orders, authorizations, approvals, notices, licenses, permits, directives, common law, or other requirements of any Governmental Authority, court, tribunal or other similar body relating to environmental or health or safety matters, including tort law;

          (z) "Environmental Orders" means applicable orders, decisions, or the like rendered by any Governmental Authority under or pursuant to any Environmental Laws;

          (aa) "Environmental Permits" means all permits, certificates, approvals, registrations and licenses issued by any Governmental Authority and relating to or required for the possession, ownership or operation by the Corporation of its business in compliance with all Environmental Laws, Environmental Orders or Environmental Regulations;

          (bb) "Environmental Regulations" means all applicable Regulations or the like promulgated under or pursuant to any Environmental Laws;

          (cc) "ETA" means Part IX of the Excise Tax Act (Canada);

          (dd) "Final Closing Balance Sheet" has the meaning ascribed thereto in
     Section 2.7;

          (ee) "Financial Statements" means the financial statements of the Corporation for the fiscal years ended July 31, 1999 and 2000 consisting of a balance sheet as of that date, a statement of operations and retained earnings/shareholders' equity and a statement of cash flows for the year then ended and all notes thereto and the report of the Corporation's Auditor in respect thereof, a copy of each of which is attached as Schedule 1.1(ee);

          (ff) "Forbearance Agreements" means, collectively, the Forbearance Agreement granted by each of the Lenders to the Corporation and the Purchaser substantially in the form of forbearance agreement attached as
     Schedule 1.1(ff);

          (gg) "Governmental Authority" means any government, regulatory authority, governmental department, agency, arbitration panel, commission, board, bureau, tribunal, crown corporation, court or other law, rule or regulation-making or enforcing entity having jurisdiction on behalf of any applicable nation, province, state or other subdivision thereof or any applicable municipality, district or other subdivision thereof.

          (hh) "GST" means all Taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation will refer to any successor provision thereto of like or similar effect;

          (ii) "Hazardous Substances" means PCBs, asbestos, urea formaldehyde foam insulation or any other substance or material that is prohibited, controlled or regulated under any Environmental Laws;

          (jj) "Hazardous Waste" means any contaminants, pollutants, dangerous substances, including asbestos, liquid waste, special waste, toxic substances, hazardous or toxic chemicals, hazardous materials or Hazardous Substances as defined in or pursuant to any Environmental Laws;

          (kk) "HSR Act" has the meaning ascribed thereto in Subsection 3.1(ss);

          (ll) "Indemnified Party" has the meaning ascribed thereto in Subsection 3.10(a);

          (mm) "Indemnifying Party" has the meaning ascribed thereto in Subsection 3.10(a);

          (nn) "Intellectual Property Rights" means all intellectual property rights of or pertaining to the Corporation's business, including:

               (i) all copyrights (whether registered or not) owned by the Corporation including, without limitation, all copyrights in the works listed on Schedule 1.1(ll);

               (ii) all industrial designs, design patents and other designs owned by the Corporation, including without limitation, all industrial designs, design patents and other designs listed on Schedule 1.1(ll);

               (iii) all letters patent of invention and all applications for letters patent, renewals, reissues, extensions, divisions, continuations and continuations-in-part thereof owned by the Corporation, all of which are listed on Schedule 1.1(ll);

               (iv) all trade-marks (whether registered or not and whether arising under statute or at common law) owned by the Corporation, all of which are listed on Schedule 1.1(ll), including, without limitation, designs, logos, indicia, trade-names, corporate names, company names, business names, trade styles and other source or business identifiers;

               (v) all computer programs (whether in source code or object code form) and all databases owned by the Corporation in whatever from and on whatever medium those programs or databases are expressed, fixed, embodied or stored from time to time, and the copyright therein, all of which are listed on Schedule 1.1(ll) and including, without limitation, all corrections, updates, enhancements, translations, modifications, adaptations and new versions thereof together with both the media upon or in which such software and databases are expressed, fixed, embodied or stored (such as disks, diskettes, tapes and semiconductor chips) and all flow charts, manuals, instructions, documentation and other material relating thereto;

               (vi) all domain names and websites used by the Corporation; and

               (vii) all Third-Party IT Contracts and Operational Contracts;

          (oo) "Interest" has the meaning ascribed thereto in Section 2.9;

          (pp) "Knowledge" means the actual knowledge of all or any of the relevant Persons, and such knowledge as should have come to the attention of any such Person in the course of discharging such Person's duties as an officer, director, employee, shareholder, or lender of the Corporation in a reasonable and prudent manner consistent with sound business practices;

          (qq) "Lease" means, collectively, the documents listed in Schedule 1.1(qq) hereto, pursuant to which the Corporation leases the Property;

          (rr) "Lenders" means those Persons who have advanced one or more Loans to the Corporation;

          (ss) "Letter of Intent" has the meaning ascribed to it in Recital B;

          (tt) "Loans" means the aggregate sum of $1,400,000 owing by the Corporation to the Lenders on the date of this Agreement, as listed by amount and Lender in Schedule 1.1(tt);

          (uu) "Long-Term Debt" means the sum of the payments to be made to retire the Corporation's obligations with respect to the Loans;

          (vv) "Loss" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable professional fees and expenses incurred in connection therewith (but excluding loss of profits and consequential damages);

          (ww) "Material Adverse Effect" means any event which has a material adverse effect on the assets, liabilities or business of the Corporation and its business prospects or on those of either Vendor;

          (xx) "Moral Rights" means the rights of an author of a work in which copyright subsists under the Copyright Act (Canada) to claim authorship of the work and to object to any distortion, mutilation or other modification of or other action in relation to such work, which would be prejudicial to his or her honour or reputation, and includes all rights conferred upon authors of a work in which copyright subsists under the Copyright Act, (Canada), independent of the author's economic rights in the work established by any act or legislation of any country;

          (yy) "Motorola Settlement" means the settlement of the action styled as Motorola, Inc. v. Victor Abuharoon, Stacy Abuharoon, Randy Ryan Aquino, Geraldine Borrameo, Edge Continental Inc., International Training Centre Inc., doing business as Smart Communications, and Edge Cellular Inc., Ontario Superior Court Action No. 99-CV-1817 and consisting of, among others, the following documents:

               (i) Consent dated as of October 31, 2000 with respect to the disposition of the foregoing action;

               (ii) Minutes of Settlement dated as of October 31, 2000; and

               (iii) Release dated as of October 31, 2000,

               executed and filed and registered copies, as applicable, of which are attached as Schedule 1.1(yy) hereto;

          (zz) "Net Equity" means shareholders' equity calculated on the basis set forth in the Financial Statements;

          (aaa) "Operational Contracts" means those agreements and contracts to which the Corporation is a party relating to the ongoing infrastructure, operations and day-to-day management of the Corporation's business and which are necessary to operate the Corporation's business as presently operated, all of which are listed and described in Schedule 1.1(aaa);

          (bbb) "Payment" has the meaning ascribed thereto in Section 3.16;

          (ccc) "Permitted Encumbrances" means:

               (i) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

               (ii) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto by the Corporation;

               (iii) liens for taxes either not due and payable or due but for which notice of assessment has not been given;

               (iv) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon the Corporation pursuant to law or that relate to obligations not due or delinquent;

               (v) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

               (vi) security given in the ordinary course of business to any Government Authority in connection with the Corporation's business, other than security for borrowed money;

               (vii) the reservations from any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially impair its use in the operation of the Corporation's business; and

               (viii) the permitted encumbrances listed in Schedule 1.1(ccc) hereto;

          (ddd) "Person" includes an individual, corporation, partnership, trustee, trust, unincorporated association, organization, syndicate, executor, administrator or other legal or personal representative, and pronouns have a similarly extended meaning;

          (eee) "Plans" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, which the Corporation or any predecessor corporation is a party to or bound by or under which the Corporation has any liability or contingent liability or which has any application to the employees of the Corporation relating to retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan, or any bonus, profit sharing, stock option, deferred compensation, incentive compensation, supplemental unemployment benefits, hospitalization, health, dental, disability, employment insurance, vacation pay, severance or termination pay or other benefit plan with respect to any of the Corporation's employees, retired employees or former employees, individuals working on contract with the Corporation or other individuals providing services to the Corporation of a kind normally provided by employees, and all statutory plans which the Corporation is required to comply with, including the Canada or Quebec pension plans and plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation;

          (fff) "Preliminary Closing Balance Sheet" means the balance sheet of the Corporation as at August 31, 2000, a copy of which is attached as
     Schedule 1.1(fff);

          (ggg) "Property" means those premises on land located at Unit #113 - 550 Alden Road, Markham, Ontario L3R 6A1, which is leased by the Corporation pursuant to the Lease;

          (hhh) "Proprietary Information" means all right, title and interest in and to all know-how relating to the Corporation's business, including:

               (i) all information of a scientific, technical or business nature whether in oral, written, graphic, machine readable, electronic or physical form; and

               (ii) all patterns, plans, designs, research data, research plans, research and development information, trade secrets and other proprietary know-how (whether patentable or non-patentable and whether or not reduced to practice), manufacturing and product processes, techniques, formulas, drawings, technology, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records, procedures, financial, marketing and business data (including pricing and cost information, business and marketing plans and customer and supplier lists and information);

               (iii) "Purchase Price" has the meaning ascribed in Section 2.2;

          (jjj) "Purchased Shares" means 2,000 Common shares in the capital of the Corporation;

          (kkk) "Purchaser Shares" has the meaning ascribed thereto in Subsection 2.2(b);

          (lll) "Regulation S" has the meaning ascribed thereto in Subsection 3.3(a);

          (mmm) "Regulations" means all regulations or the like promulgated under or pursuant to any laws, and includes Environmental Regulations;

          (nnn) "Regulatory Approvals" means all necessary filings with and approvals, permits, sanctions, rulings, orders, declarations or consents from any Governmental Authority or self-regulatory organization with respect to the execution of this Agreement, the Closing or the performance of any terms hereof or with respect to the transactions contemplated by this Agreement;

          (ooo) "Restricted Period" has the meaning ascribed thereto in Subsection 3.3(e);

          (ppp) "Release" means a releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping which is in breach of, or which is prohibited, controlled or regulated by, or could give rise to liability under any Environmental Law, Environmental Regulation or Environmental Order;

          (qqq) "Straddle Period" has the meaning ascribed thereto in Subsection 3.8(f);

          (rrr) "Stub Period Returns" has the meaning ascribed thereto in
     Section 6.1;

          (sss) "Tax Returns" means, without limitation, returns, reports, declarations, designations, elections, waivers, undertakings, notices, filings, information returns, forms, statements and any other documents or material relating to Taxes;

          (ttt) "Taxes" means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever imposed by any Governmental Authority, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, consumption, goods and services, use, value-added, excise, stamp, = withholding, business, franchising, property, payroll, employment, health, social services, development, occupation, education and social security taxes, all surtaxes, all customs and countervail duties, anti-dumping and import and export taxes, all license, franchise and registration fees; all provincial workers' compensation payments, and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums.

          (uuu) "Technology" means the Intellectual Property Rights and the Proprietary Information;

          (vvv) "Third Party" has the meaning ascribed thereto in Subsection 3.10(b);

          (www) "Third Party Claim" has the meaning ascribed thereto in Subsection 3.10(b); and

          (xxx) "Third-Party IT Contracts" means those contracts between the Corporation and third parties which relate to the Computer Programs licensed or leased by third parties to the Corporation and used in connection with the Corporation's business, including but not limited to development agreements, consulting agreements, maintenance agreements, source code escrow agreements, license agreements and distribution agreements.

     1.2 Headings and Division. The headings in this Agreement and the division of this agreement into Articles and Sections are for convenience of reference only and will not affect the interpretation of this Agreement.

     1.3 Governing Law. This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in the Province of British Columbia and will be treated in all respects as a British Columbia contract.

     1.4 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

     1.5 Accounting Principles. Wherever in this Agreement reference is made to generally accepted accounting principles, such reference will be deemed to be the generally accepted accounting principles in Canada as at the date on which such calculation is made or required to be made in accordance with such generally accepted accounting principles.

     1.6 Schedules. The following are the schedules annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

                     Schedule #            Description

                     1.1(h)                Bleed-out Plan

                     1.1(r)                Consents

                     1.1(ee)               Financial Statements

                     1.1(ff)               Form of Forbearance Agreement

                     1.1(ll)               List and Description of Intellectual Property

                     1.1(qq)               Lease Documents

                     1.1(tt)               Particulars of Loans

                     1.1(ccc)              Permitted Encumbrances

                     1.1(yy)               Motorola Settlement Documents

                     1.1(aaa)              Operational Contracts

                     1.1(fff)              Preliminary Closing Balance Sheet

                     3.1(e)                Corporate Matters

                     3.1(l)(vi)            Notices of Assessment and Reassessment

                     3.1(l)(xiv)A          Tax Matters

                     3.1(p)                List of Leased Assets

                     3.1(s)                List of Fixed Assets

                     3.1(w)                Inventory and Accounts Receivable

                     3.1(bb)(i)            List of Employees

                     3.1(dd)               Insurance Policies

                     3.1(ff)(ii)           Computer Programs and Third Party IT Contracts

                     3.1(ff)(vi)           Covenants Not to Sue

                     3.1(gg)               Permits, Licenses and Authorizations

                     3.1(jj)               Bank Accounts

                     3.1(qq)               Customers

2.       PURCHASE AND SALE OF PURCHASED SHARES

     2.1 Purchase and Sale of Purchased Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, the Vendors will sell to the Purchaser the Purchased Shares free from all Encumbrances, and the Purchaser will purchase the Purchased Shares from the Vendors.

     2.2 Purchase Price. The purchase price ("Purchase Price") for the Purchased Shares will be the sum of the following:

          (a) $1,000,000 (the "Cash Payment"); and

          (b) 300,000 shares of Common stock in the capital of the Purchaser, issued from treasury (the "Purchaser Shares"),

provided  that the  Purchase  Price will be subject to  adjustment  pursuant  to
Section 2.6.

     2.3 Allocation of Purchase Price. The Purchase Price (or the Adjusted Purchase Price, as appropriate) will be allocated equally between the Vendors. Notwithstanding any other agreement made between the Vendors, the Vendors agree between themselves that the allocation of the Purchase Price (or the Adjusted Purchase Price, as appropriate) set out in this Section is conclusive and final.

     2.4 Payment of the Purchase Price. Subject to the terms and conditions of this Agreement, the Purchaser will pay and satisfy the Purchase Price (or the Adjusted Purchase Price, as appropriate) as follows:

          (a) as to the Cash Portion, by 4 equal instalments in the amount of $250,000, with one instalment payable on:

               (i) the Closing Date (the "Closing Payment"); and

               (ii) the following dates:

                    A. December 31, 2000, or, at the option of the Vendors
               acting together, exercisable by notice in writing delivered to the Purchaser on or before December 1, 2000, on January 31, 2000;

                    B. March 31, 2001; and

                    C. June 30, 2001,

                           (the "Deferred Balance"); and

          (b) as to the Purchaser Shares, by the allotment and issuance of 50% of the Purchaser Shares to each of the Vendors on or before October 31, 2000.

The Vendors agree that the Purchaser will have the right, at its sole option, to pay the Closing Payment and/or any of the instalments of the Deferred Balance in an amount of United States dollars that, when converted into Canadian dollars on the date of such payment, coverts into the Canadian dollar amount of that payment, as listed in this Section.

     2.5 Restrictions on Purchaser Shares. The Vendors acknowledge and agree that, notwithstanding the issuance of certificates representing the Purchaser Shares to the Vendors in connection with the Closing, the Vendors' ability to offer, sell, transfer and otherwise dispose of any of their Purchaser Shares is subject to (a) the terms and conditions of the Bleed-out Plan, (b) applicable securities laws in both Canada and the United States and (c) the articles and by-laws of the Purchaser, as amended or replaced from time to time.

     2.6 Price Adjustment. If on the Closing Date the amount of the Loans is in excess of $1,400,000, then the Purchase Price will be adjusted by subtracting from the Deferred Balance the amount of such excess, with the resulting adjusted Purchase Price being called the "Adjusted Purchase Price".

     2.7 Final Closing Balance Sheet. As soon as is practicable, and in any event not later than 75 calendar days following the Closing Date, the Purchaser will deliver to the Vendors an audited balance sheet for the Corporation as of the close of business on the Closing Date (the "Final Closing Balance Sheet"). The Final Closing Balance Sheet will be prepared by the Corporation's Auditor in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements and will present fairly the financial position of the Corporation as at the Closing Date. The Purchaser will be responsible for the costs of the preparation of the Final Closing Balance Sheet.

     2.8 Disputes Concerning the Final Closing Balance Sheet. Notwithstanding
Section 7.6, if the Vendors, acting together, dispute any aspect of the Final Closing Balance Sheet, then the Vendors will give written notice to the Purchaser and to its solicitors within 2 weeks following the delivery of the Final Closing Balance Sheet to the Vendors. If such dispute is not resolved by agreement between the Vendors and the Purchaser within 5 Business Days after receipt of such notice, then the Vendors and the Purchaser may request that the Corporation's Auditor select an independent firm of chartered accountants acceptable to the Vendors and the Purchaser to arbitrate the dispute. If the Vendors and the Purchaser are unable to agree as to the firm that will arbitrate the dispute, then the Purchaser and Vendors will appoint Ernst & Young LLP. The firm chosen will designate a partner (the "Arbitrator") to determine the matter in dispute as a single arbitrator in accordance with the Commercial Arbitration Act (British Columbia). The cost of the arbitration will be in the discretion of the Arbitrator. The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters and any decision as to costs) will be final and binding on the Vendors and the Purchaser and will not be subject to appeal by any party. The fees and expenses of the Arbitrator will be borne equally by the Vendors as one party and by the Purchaser as the other party. Upon agreement with respect to all matters in dispute, or upon a decision of the Arbitrator with respect to all matters in dispute, such amendments will be made to the Final Closing Balance Sheet as may be necessary to reflect such agreement or such decision, as the case may be. In such event, references in this Agreement to the Final Closing Balance Sheet will refer to the Final Closing Balance Sheet, as so amended.

     2.9 Interest on Deferred Balance. Interest ("Interest") will accrue on the Deferred Balance, or so much thereof as may be outstanding from time to time, at a rate of 6% per annum commencing on the date of payment of the Closing Payment and continuing until the Deferred Balance has been paid in full. At the date of each instalment payment of the Deferred Balance the Purchaser will pay to the Vendors all Interest accrued but unpaid as at the date of such payment.

3.       REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Vendors. The Vendors hereby jointly and severally represent and warrant to the Purchaser as follows, and acknowledge that the Purchaser is relying on the representations and warranties in entering into this Agreement and completing the transactions contemplated herein notwithstanding any investigation made by or on behalf of the Purchaser:

          (a) Enforceability: This Agreement has been duly and validly executed and delivered by the Vendors and is a valid and legally binding obligation of the Vendors enforceable against each Vendors in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

          (b) Residence: Neither Vendor is a non-resident of Canada within the meaning of the Tax Act.

          (c) Title to Shares: Each Vendor is the legal, beneficial and registered owner of his Purchased Shares, with a good and marketable title thereto free of any Encumbrances.

          (d) No Other Purchase Agreements: No Person other than the Purchaser has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment for the purchase or other acquisition of any of the Purchased Shares.

          (e) Corporate Matters of the Corporation: Schedule 3.1(e) sets forth the name of the Corporation and the jurisdiction in which it is incorporated and its authorized and issued share capital. The Corporation is a corporation duly incorporated and is validly subsisting under the laws of Ontario and it is in good standing with the Ministry of Consumer and Commercial Relations. The Corporation has all necessary corporate power, authority and capacity to own or lease the Business Assets and to carry on its business as presently conducted. Neither the nature of the business nor the location or character of the Business Assets requires the Corporation to be, and the Corporation is not, registered, licensed or otherwise qualified to carry on business in any jurisdiction other than Ontario.

          (f) Subsidiaries: The Corporation does not own, directly or indirectly, nor has it agreed to acquire any of the outstanding shares or securities convertible into shares of any other corporation, or any participating interest in any partnership, joint venture or other business enterprise.

          (g) Validity of Transactions: The execution and delivery of this Agreement by the Vendors, the consummation of the transactions contemplated hereby and the fulfillment by the Vendors of the terms, conditions and provisions hereof do not and will not:

               (i) contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Corporation under:

                    A. any material laws, statutes, Regulations, ordinances,
               rules, policies, guidelines, decrees, authorizations, approvals, licenses, permits, directives or other requirements applicable to the Corporation,

                    B. any judgment, order, writ, injunction or decree of any
               Governmental Authority, court, tribunal, instrumentality or arbitrator applicable to the Corporation,

                    C. the articles, by-laws or any resolution of the
               Corporation or any amendments thereto or restatements thereof,

                    D. the Loans, or

                    E. the provisions of any indenture, mortgage, lease, quota, license, permit, instrument, contract, agreement, arrangement or understanding to which the Corporation is a party or by which the Corporation or the Business Assets are bound;

               (ii) relieve any other party to, or grantor of, an indenture, mortgage, lease, instrument, contract, quota, license, permit, agreement, arrangement or understanding with, or of, the Corporation of any of its obligations thereunder or enable it to terminate its obligations thereunder; or

               (iii) result in the creation or imposition of any Encumbrance on any of the Business Assets or on any of the Purchased Shares.

          (h) Compliance with the Law: The Vendors have caused the Corporation to conduct, and the Corporation has conducted and is conducting, its business in compliance with all applicable laws, statutes, Regulations, ordinances, rules, policies, guidelines, decrees, orders, authorizations, approvals, notices, licenses, permits, directives, judgments or other requirements, including all provincial, federal and local wage and hour laws and Regulations and with all material provisions of any other applicable laws, statutes, Regulations, ordinances, rules, policies, guidelines, decrees, orders, authorizations, approvals, notices, licenses, permits, directives, judgments or other requirements, except where such lack of compliance would not have a Material Adverse Effect. The Corporation is in compliance with and has filed all reports or returns required under all applicable laws, statutes, Regulations, ordinances, rules, policies, guidelines, decrees, orders, authorizations, approvals, notices, quotas, licenses, permits, directives, judgments or other requirements, including all federal, provincial and local laws, Regulations and ordinances which apply to the establishment and maintenance of personnel files and records.

          (i) Capitalization: The authorized, issued and outstanding share capital of the Corporation is set forth in Schedule 3.1(e). The issued and outstanding shares of the Corporation have been duly and validly issued in compliance with all applicable laws and are outstanding as fully paid and non-assessable shares in the capital of the Corporation. There are no outstanding securities convertible into or exchangeable or exercisable for any shares in the capital of the Corporation, nor does the Corporation have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any shares in its capital or any securities convertible into or exchangeable or exercisable for any shares in its capital.

          (j) Financial Statements: The Financial Statements present fairly the financial position of the Corporation as at the respective dates thereof and have been prepared in accordance with generally accepted accounting principles and practices, consistently applied. Each of the balance sheets included in the Financial Statements and the Preliminary Closing Balance Sheet presents fairly a true and complete statement of the financial condition and assets and liabilities of the Corporation as at the respective dates thereof and each of the statements of operations, retained earnings (deficit) and cash flow forming a part of the Financial Statements presents fairly the results of the operations of the Corporation and the source and application of the funds thereof throughout the periods covered thereby, respectively.

          (k) Absence of Undisclosed Liabilities: Except for the following:

               (i) to the extent reflected, reserved against or disclosed in notes in the Financial Statements;

               (ii) the Loans; and

               (iii) indebtedness incurred and payable in the ordinary and normal course of business and consistent with the provisions of this Agreement,

the Corporation does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) or any outstanding commitment or obligation of any kind whether or not such obligations or commitments are presently considered liabilities of the Corporation under generally accepted accounting principles. The Corporation does not have any liabilities, indebtedness or obligations except as reflected, reserved against or disclosed in the Preliminary Closing Balance Sheet, but subject to changes subsequent to August 31, 2000 arising as a result of the business operations of the Corporation in the ordinary and normal course of business and consistent with the provisions of this Agreement.

          (l) Tax Matters:

               (i) Tax Returns: All Tax Returns required by law to be filed on or prior to the Closing Date by or on behalf of the Corporation have been duly and timely filed with the appropriate Governmental Authority. The Corporation has duly, completely and correctly reported all income and other amounts and information required to be reported in each such Tax Return and none of such Tax Returns has been amended. The Corporation is not currently required to file any Tax Returns with any Governmental Authority.

               (ii) Due Payment of Taxes and Reserves: The Corporation has, duly and on a timely basis, paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it and has established accruals that are or will be, as the case may be, reflected as liabilities on the Financial Statements and the Closing Balance Sheet that are adequate for the payment of all Taxes that are not yet due and payable (and that will not be due and payable by the Closing Date) and that relate to periods ending on or prior to the Closing Date or to periods commencing before the Closing Date and ending thereafter but, in the latter case, "Taxes that are not yet due and payable" will only mean Taxes that are attributable to the portion of the period up to the Closing Date.

               (iii) Waivers, Extensions and Tax Rulings: The Corporation has not executed, received, or entered into any agreement or other arrangement relating to, any waiver which is still outstanding and which provides for any extension of time in respect of (A) the assessment or reassessment or collection of any Taxes; (B) the filing of any Tax Returns; or (C) the payment or remittance of any Taxes or amounts on account of Taxes.

               (iv) Rulings: There are no Tax rulings or requests for Tax rulings pertaining to the Corporation that could affect its liability for Taxes or the amount of its taxable income or loss for any period (or portion of a period) after the date hereof.

               (v) Withholding Taxes: All Taxes required to be deducted, withheld or remitted by the Corporation under any applicable law, ruling or regulation from amounts paid or credited by the Corporation to or for the account or benefit of any person, including Taxes on payments to any of the Corporation's present or former employees, officers and directors and Taxes on payments to any non-residents of Canada, have been properly and timely deducted, withheld and remitted to the appropriate Governmental Authority.

               (vi) Outstanding Assessments and Statute-Barred Years: The Corporation has not received any notices of assessment or reassessment of Taxes from any Governmental Authority for any taxation year. As at the date hereof, no corporate Tax Returns of the Corporation are statute-barred from reassessment. There are no

                    A. notices of objection, notices of deficiency or proposed deficiency or notices of appeals outstanding with respect to any assessment, reassessment or determination of the Corporation by any Governmental Authority;

                    B. discussions, actions, suits, proceedings, investigations, audits, arbitrations, assertions or claims now pending or to the Vendors' Knowledge threatened against the Corporation in respect of any Taxes by any Governmental Authority and no Governmental Authority has challenged, disputed or questioned the Corporation in respect of any Taxes or any Tax Returns or indicated that an assessment or reassessment is proposed in respect of any Taxes; or

                    C. facts or circumstances, to the Vendors' Knowledge, or
               acts, omissions, events, transactions or series of transactions (including the entering into and/or completion of this Agreement) occurring wholly or partly on or before the Closing Date, which could, or are likely to, give rise to any such discussions, actions, suits, proceedings, investigations, audits, arbitrations, assertions or claims.

          (vii) Non-Arm's Length Transactions:

               A. Section 78: There is no deductible outlay or expense owing by the Corporation to a Person with whom it was not dealing at Arm's Length at the time the outlay or expense was incurred which is unpaid and which will be included in the Corporation's income for any taxation year ending on or after the Closing Date.

               B. Sections 69, 160 and 247: The Corporation has not, directly or indirectly, transferred to or acquired property from any Person with whom the Corporation was not dealing at Arm's Length or provided services to or received services from any such Person for consideration other than consideration equal to the fair market value of the property or service at the time of the disposition or acquisition thereof (in the case of property) or the provision or receipt thereof (in the case of services).

               C. Transfer Pricing Documentation: For all transactions entered into by the Corporation with any non-resident Person with which the Corporation was not dealing at Arm's Length during a taxation year commencing after 1997 and ending on or before the Closing Date, the Corporation has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

          (viii) Debt Forgiveness: There are no circumstances existing which could result, and the Closing will not result, in the application to the Corporation of sections 80 through 80.04 of the Tax Act or any substantially similar provisions of any applicable provincial taxing statute.

          (ix) Acquisition of Control: For purposes of the Tax Act and any applicable provincial statute, no Person other than the Vendors has ever acquired control of the Corporation.

          (x) GST and Sales Tax Matters: The Corporation is a registrant for purposes of the goods and services tax provided for under the ETA and its registration number is 87062848RC001. The Corporation has complied on a timely basis with all registration, reporting, collection, remittance and other requirements in respect of all applicable sales tax legislation including, but not limited to, the ETA and the Retail Sales Tax Act (Ontario). The Corporation has provided to the Purchaser all invoices, purchase orders and all such other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed with respect to the goods and services tax provided for in the ETA. The Corporation is not a financial institution within the meaning of the ETA.

          (xi) Disclosure of Employee and Shareholder Debts and Loans: Except for the Loans, the Corporation has no loans or indebtedness outstanding which have been made to directors, former directors, officers, shareholders or employees of the Corporation or to any Person not dealing at Arm's Length with any of the foregoing.

          (xii) Documents Provided: The Corporation has provided to the Purchaser copies of all Tax Returns and all working papers, calculations, and schedules of the Corporation relating thereto, together with all communications relating thereto from any Governmental Authority and the response, if any, of the Corporation to such communication. The Corporation has forwarded to the Purchaser copies of all agreements, contracts, minutes, and any other documents relating to transactions entered into by it with persons with whom it does not deal at Arm's Length and which occurred prior to the Closing Date.

          (xiii) Disclosure of Rollovers and Elections: The Corporation has not acquired any property on a tax-deferred or rollover basis and no elections under section 13, 44, 83 or 85 of the Tax Act have been made or filed by or on behalf of the Corporation with respect to the acquisition or disposition of property. The Corporation is not a party to any elections made under the ETA.

          (xiv) Tax Data:

               A. Certain Tax Matters. Schedule 3.1(l)(xiv)A accurately sets out the information relating to each of the tax matters referred to below with regard to the Corporation:

                    I. the adjusted cost base of its capital properties;

                    II. the cost of its depreciable properties for capital cost allowance purposes;

                    III. the capital cost allowance taken on each of its classes of depreciable property;

                    IV. its cumulative eligible capital account balance;

                    V. investment tax credits claimed by the Corporation;

                    VI. any liabilities and unclaimed input tax credits (as
               defined in Part IX of the ETA for the purposes of the goods and services or harmonized sales tax and any other similar provincial value-added or multi-staged tax) of the Corporation; and

                    VII. any retail sales tax liabilities or unclaimed retail
               sales tax rebates of the Corporation.

                    For purposes of items I to V above, the terms referred to
               therein will have the meanings ascribed thereto in the Tax Act.

               B. Carryforward of Non-Capital Losses: Non-capital losses were incurred by the Corporation for the taxation years ending July 31, 1999 and July 31, 2000 were derived from the business of wholesale and distribution of cellular communication devices and accessories carried on by the Corporation throughout those taxation years for profit or with a reasonable expectation of profit and the Corporation has not discontinued carrying on the business in respect of which any of its non-capital losses were incurred. The amount of non-capital losses for the taxation year ended July 31, 1999 was $________________ and the amount of non-capital losses for the taxation year ended July 31, 2000 was $______________, and all of such losses are unclaimed and remain available for carryforward into the Corporation's tax year ended July 31, 2001.

               C. Tax Attributes of Shares: For purposes of the Tax Act, the Purchased Shares have a paid-up capital of $20.00.

     (m) Absence of Changes: Since July 31, 2000, there has not been

          (i) any adverse change or any event, development or condition (other than general economic conditions) which, individually or together with other such events, could result in an adverse change in the condition, operations, affairs, personnel, relationships with customers or suppliers, or future prospects of the business as presently conducted by, or of the assets or financial condition of, the Corporation; or

          (ii) any damage, destruction or loss, labour trouble or any other event, development or condition of any character (other than general economic conditions) (whether or not covered by insurance) adversely affecting or which could adversely affect the business, or future prospects of the business, or the assets, properties, financial condition or prospects of the Corporation.

     Since July 31, 2000, the business of the Corporation has been carried on only in the ordinary course in a manner consistent with prudent business practice with a view to maintaining and increasing the profitability of the business of the Corporation.

          (n) Absence of Certain Transactions: Since July 31, 2000, the Corporation has not:

               (i) transferred, assigned, sold or otherwise disposed of any of the assets reflected in the financial statements of the Corporation for the period ended July 31, 2000 except for inventories of finished goods sold in the ordinary and normal course of business or cancelled any debts or claims;

               (ii) acquired or initiated a new business or undertaking or assumed a commitment or obligation (by written agreement or otherwise) or entered into a transaction not in the ordinary and normal course of business, or where such acquisition, undertaking, commitment, obligation or transaction was or would be material in relation to the Corporation;

               (iii) incurred or assumed any obligation or liability (fixed or contingent) except for the Loans listed in Schedule 1.1(tt) as being made after July 31, 2000 and except for unsecured current obligations and liabilities to trade creditors incurred in the ordinary and normal course of business consistent with past practice;

               (iv) issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities of the Corporation or issued, granted or delivered any right, option or other commitment for the issuance of such other securities;

               (v) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities to Arm's Length third Persons included in the financial statements of the Corporation for the period ended July 31, 2000 or incurred in the ordinary course of business and in accordance with their respective terms or liabilities expressly provided to be paid in this Agreement;

               (vi) declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares or repaid in full or in part any shareholder loans;

               (vii) suffered an operating loss or any extraordinary loss, or waived any rights, or entered into any commitment or transaction not in the ordinary and normal course of business;

               (viii) amended or changed or taken any action to amend or change its constituting documents or by-laws;

               (ix) amended, revised, renewed or terminated any provision in any indenture, mortgage, lease, instrument, license, contract, agreement, arrangement or understanding to which it was or is a party or which may affect its business;

               (x) made any general wage or salary increase, or paid any bonus or extraordinary payment or any like payment to the personnel which it employs or to any other Person other than those increases, bonuses or payments in respect of which the prior express written consent of the Purchaser has been obtained or bonuses which have been accrued in the Financial Statements;

               (xi) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible except in the ordinary course of business;

               (xii) paid or become liable for any management fee or any other fee or charge or any amount whatsoever to the Vendors or any Person who is an associate of the Vendors;

               (xiii) loaned money to any Person including a shareholder, other than to trade creditors in the ordinary and normal course of business consistent with past practice;

               (xiv) entered into any transaction, indenture, mortgage, lease, instrument, license, contract, agreement, arrangement or understanding with any Person with whom the Corporation does not act at Arm's Length, other than sales or purchases of goods and services by the Corporation in the ordinary and normal course of business and in a manner not inconsistent with any provision of this Agreement;

               (xv) except for the Motorola Settlement, initiated or settled any litigation to which the Corporation was or may become a party;

               (xvi) entered into any employment, labour, consulting or service contract other than in the ordinary course of business and which, in each case, is terminable without penalty or severance or termination pay on not more than 30 days' notice and provides for consideration not in excess of $20,000 per annum;

               (xvii) terminated any employment, labour, consulting or service contract which was in existence as of July 31, 2000;

               (xviii) caused the termination without just cause or effected a lay-off of any employees;

               (xix) made any individual capital expenditure in excess of $5,000; or

               (xx) authorized or agreed or otherwise became committed to any of the foregoing.

          (o) Title to Assets: The Corporation is the sole legal and beneficial owner of and has good and marketable title to all of the Business Assets, free and clear of all Encumbrances. There is no agreement, contract, option, commitment, right or privilege or other right of another binding upon, or which at any time in the future may become binding upon, the Corporation to sell, transfer, assign, pledge, charge, subject to lien, grant a security interest in, mortgage or in any other way dispose of or encumber any of the Business Assets. To the Vendors' Knowledge, there is not now any reasonable basis upon which the Business Assets might become subject to any Encumbrance.

          (p) Personal Property Leases: Schedule 3.1(p) sets forth, with respect to the Corporation, a true and complete list of all equipment, office equipment, furniture, machinery, vehicles, fixtures, computer hardware and software and other personal property in the possession or custody of the Corporation which is leased, held under license or similar arrangement, or subject to an agreement to lease, license or similar arrangement, together with a description of each of the leases, licenses, agreements or other documentation relating thereto. Except as disclosed in Schedule 3.1(p), each such lease, license, agreement or arrangement is in good standing and in full force and effect without amendment, and the Corporation is entitled to all benefits, rights and privileges thereunder. Each such lease, license, agreement or arrangement constitutes a valid and binding obligation of the Corporation and, to the Vendors' Knowledge, of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity. The Vendors have no Knowledge that the other party to any lease, license, agreement or arrangement of the Corporation is insolvent. None of the Corporation and, to the Vendors' Knowledge, the other parties to any such lease, license, agreement or arrangement is in breach of its obligations thereunder, and no act or event has occurred which, with notice or lapse of time, or both, would constitute a breach thereof by the Corporation or, to the Vendors' Knowledge, by any of the other parties thereto. Each such lease, license, agreement or arrangement was entered into in the ordinary and normal course of business. Neither the Corporation, nor its legal counsel, has received notice that any party has breached, intends to breach or intends to discontinue any such lease, license, agreement or arrangement.

          (q) Leases of Real Property:

               (i) Other than the Lease, the Corporation is not a party to or bound by any lease, sublease, license or other instrument relating to real property, and the Corporation has not entered into any other instrument relating to real property; all interests held by the Corporation under the Lease are free and clear of any and all Encumbrances;

               (ii) the Lease is in good standing and in full force and effect without amendment and the Corporation is entitled to all benefits, rights and privileges thereunder as a sublessee of the Property;

               (iii) all amounts of rent and other amounts presently owing under the Lease have been paid;

               (iv) the Corporation has complied with all of its obligations under those documents comprising the Lease to which the Corporation is a party or is otherwise bound, and neither the Corporation nor, to the Vendors' Knowledge, any other party to any document comprising the Lease is in breach of its obligations thereunder and no act or event has occurred which, with notice or lapse of time, or both, would constitute a breach thereof;

               (v) neither the leasing of the Property under the Lease nor the Corporation's use of such Property is in violation of any applicable law, rule or Regulation, including any violation of any health, safety, zoning, subdivision or building statute, ordinance or restriction, any Environmental Laws, any Environmental Orders, any Environmental Permits, or any restrictive covenant, affecting the Property;

               (vi) neither the Corporation nor its legal counsel has received notice that any other party to any document comprising the Lease has breached, intends to breach or intends to discontinue any document comprising the Lease;

               (vii) all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services now used for the operation of the Property are adequate to service such property; all of the fixtures, improvements and structures constituting a part of the Property are free from structural and inherent defects; the roofs, walls, floors and other structural elements of the Property are in good condition and repair, usual wear and tear excepted; there are no expropriation or condemnation proceedings relating to the Property, notice of which has been served on the Corporation or that are otherwise pending or, to the Vendors' Knowledge, threatened; no present use of any real property by the Corporation constitutes a non-conforming use; and

               (viii) the Lease constitutes valid and binding obligations of the parties thereto, enforceable in accordance with its terms, subject to the usual qualifications for insolvency and equity; and the Vendors have no Knowledge that any other party to any document comprising the Lease is insolvent.

          (r) Real Property: The Corporation does not own any real property or, except for the Lease, any interests in real property.

          (s) Fixed Assets: Schedule 3.1(s) sets forth a true and complete list of all machinery, equipment, vehicles, furniture, office equipment, computer hardware and software and other material personal property, wherever situated and legally or beneficially owned by the Corporation.

          (t) Condition of Assets: All tangible Business Assets are in good condition, repair and (where applicable) proper working order, subject to wear and tear from ordinary use, have been properly maintained in accordance with manufacturer's specifications and industry practice and are suitable for the purposes for which they are intended or for which they have been used;

          (u) Litigation: There is no suit, action, litigation, arbitration or proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the Vendors' Knowledge, threatened against the Corporation or relating to or affecting the Motorola Settlement or any properties or business of the Corporation and no circumstance has occurred, to the Vendors' Knowledge, which would give rise to any such suit, action, litigation, arbitration proceeding or governmental proceeding; and there is not presently outstanding against the Corporation any judgment, decree, injunction, rule or order of any Governmental Authority, court, governmental department, commission, agency, instrumentality or arbitrator other than as attached as Schedule 1.1(yy).

          (v) Motorola Settlement: The Motorola Settlement is in full force and effect and none of the Vendors, the Corporation and their counsel has received notice from any party to the Motorola Settlement that any party to the Motorola Settlement has breached or intends to breach or discontinue any term or condition of the Motorola Settlement.

          (w) Inventories and Accounts Receivable: Schedule 3.1(w) sets forth a list of the inventory and accounts, notes and other receivables of the Corporation as at August 31, 2000.

          (x) Collectability of Accounts Receivable: The accounts receivable of the Corporation set out in Schedule 3.1(w) are good and collectible at the aggregate recorded amounts thereof, less all reserves for doubtful accounts reflected on the Financial Statements of the Corporation, which reserves will, in any event, be, in the aggregate, not more than 6.0% of the total accounts receivable at Closing (subject to no defence, counterclaim or set-off). At least 94% of the accounts receivable of the Corporation as at the Closing Date, without regard to any reserves for doubtful accounts, will be paid within 120 days after Closing, applying customary collection procedures of the Corporation.

          (y) Merchantability of Inventory: The inventory of the Corporation is in good condition, merchantable, of a quality and quantity useable or saleable in the ordinary and normal course of business at normal selling prices at the time and fit for the purpose for which it is intended, and such inventory is valued in the Financial Statements on such basis. The inventory level of the Corporation has been maintained at such level as is required for its business as previously conducted and as proposed to be conducted and each such inventory level is adequate therefor. The inventory is labelled and stored in compliance with all applicable federal, provincial or state and local laws, statutes, Regulations, ordinances, rules, policies, guidelines, decrees, orders, authorizations, approvals, notices, licenses, permits, directives and other requirements.

          (z) Contracts: Except for the leases and agreements referred to in
     Schedule 3.1(p), the Lease, the written employment contracts referred to in
     Schedule 3.1(bb)(i) and the contracts and agreements (including government grants or incentives) referred to in Schedule 1.1(i) (collectively, "Contracts"), the Corporation is not a party to or bound by any indenture, mortgage, lease, instrument, license, contract, agreement, commitment, arrangement or understanding, whether oral or written. Each such Contract is in good standing and in full force and effect without amendment, and the Corporation is entitled to all benefits, rights and privileges thereunder. Each such Contract constitutes the valid and binding obligation of the parties thereto, enforceable in accordance with its terms, subject to the usual qualifications for insolvency and equity. The Vendors have no Knowledge that any of the other parties to any Contract with the Corporation is insolvent. None of the Corporation and, to the Vendors' Knowledge, the other parties to any such Contract, is in breach of its obligations thereunder, and no act or event has occurred which, with notice or lapse of time or both, would constitute a breach thereof. All such Contracts were entered into in the ordinary and normal course of business, except as otherwise provided herein. Neither the Corporation nor its counsel has received notice that any party has breached, intends to breach or intends to discontinue any such contract or agreement. None of the Contracts may be terminated by the other party thereto as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (aa) Sufficiency of Assets: The Business Assets constitute all the property and assets necessary to enable the Purchaser to conduct the business of the Corporation after the Closing as such business has been conducted prior to Closing.

          (bb) Employment Matters:

               (i) Schedule 3.1(bb)(i) sets forth a true and complete list of all directors, officers and employees of the Corporation, their respective positions and dates of hire, and indicates which officers and employees are parties to a written or oral agreement with the Corporation (including confidentiality and non-competition agreements); and the Corporation has provided the Purchaser a complete list of current salaries, benefits and other remuneration and dates of last salary increases with respect to all directors, officers and employees of the Corporation. The Corporation is not a party to any agreement with former or present directors, officers, employees, agents or independent contractors in connection with its business other than any disclosed in this Agreement or in the Schedules hereto.

               (ii) The Corporation does not have any obligation to reinstate or re-employ any former officer or employee of the Corporation, whether pursuant to contract or statute or at common law.

               (iii) There is no oral contract of employment entered into with any officer or employee employed by the Corporation which is not terminable in accordance with applicable law. The Corporation has not entered into any agreement with any officer or employee employed by the Corporation with respect to the termination of employment or the payment of any severance payments or other benefits, including medical benefits, upon termination of employment, other than as may be required pursuant to applicable law. No officer or employee employed by the Corporation has indicated his or her intention to resign.

               (iv) There has been no change in the directors, officers and employees of the Corporation, their positions or the terms and conditions of their employment since July 31, 2000 and no such change is anticipated.

               (v) All wages (specifically including any severance or termination payments due and owing), salaries, bonuses, commissions and other emoluments relating to the directors, officers and employees of the Corporation are reflected and accrued in the records of the Corporation.

               (vi) The Corporation has withheld from each payment made to any of its directors, officers and employees, and its former directors, officers and employees, the amount of all Taxes and other deductions (including income taxes, and pension plan, unemployment insurance and disability contributions) required to be withheld, and has paid the same together with the employer's share of same, if any, to the proper Tax authority and other officials within the time required under applicable legislation.

               (vii) There is no outstanding, pending or, to the Vendors' Knowledge, threatened or anticipated assessment, action, cause of action, claim, complaint, demand, order, prosecution or suit against the Corporation, or any former or present director, officer, employee or agent of any of them, pursuant to or under any applicable law, statutes, rules, Regulations, ordinances or orders, including social security, unemployment insurance, income tax, employer health tax, employment standards, labour relations, occupational health and safety, human rights, workers' compensation or pay equity, and the Corporation is in compliance with all such applicable law, statutes, rules, Regulations, ordinances or orders.

               (viii) The Corporation has not made any agreement, directly or indirectly, with any labour union, employee association or other similar entity or made commitments to or conducted negotiations with any labour union or employee association or other similar entity with respect to any future agreements. No trade union, employee association or other similar entity holds any bargaining rights with respect to any of the employees of the Corporation acquired by certification, interim certification, voluntary recognition, designation or successor rights, or has applied to be certified as the bargaining agent of the employees of the Corporation. The Vendors have no Knowledge of any current attempt to organize or establish any labour union, employee association or other similar entity affecting the Corporation or its business.

               (ix) The Corporation has not experienced any strikes, work stoppages, claims of unfair labour practice or other material labour disputes.

               (x) No officer or employee of the Corporation is eligible for or has given notice of any claim alleging eligibility for short-term or long-term disability benefits.

               (xi) Each of the officers and employees of the Corporation is in good standing under the terms and conditions of his respective employment, and the Vendors have no Knowledge of any problem or difficulty associated with any such officer or employee, or the employment of any such officer or employee.

               (xii) The Corporation has not received any statements from the Workplace Safety & Insurance Board relating to delinquent premiums and assessments payable, accident costs and frequency, history of accident claims and forecast for experience rating, during the last 3 years.

               (xiii) There have been no occupational health or safety occurrences affecting the Corporation of the nature or type, including the presence of any industrial disease or any long-term occupational illness in the workplace or among any of the employees or former employees, which could or did result in any action or claim against the Corporation by any of its employees or former employees, or their respective dependants, heirs or legal personal representatives, under any applicable insurance programs, workers' compensation laws or other law.

               (xiv) There are no toxic or hazardous substances in use in the workplace of the Corporation. The Vendors have provided the Purchaser with copies of the Corporation's inventory of controlled products, their health and safety policy and with copies of the minutes of the meetings of the joint committee responsible for workplace health and safety matters for the two years prior to the Closing Date. The Vendors will cause the Corporation to make available an appropriate, informed officer to discuss health and safety matters, if required by the Purchaser, and will co-operate with the Purchaser and provide any required consent with respect to any inspection of the Corporation's premises, requested by the Purchaser, by a government health and safety inspector.

               (xv) The Corporation has complied with all applicable pay equity and employment equity legislation. The Corporation has no pay equity or employment equity plans.

               (xvi) There have been no layoffs of employees of the Corporation since April 7, 1998.

               (xvii) The Corporation has complied in all respects with all legal requirements relating to employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Corporation is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements, or any other legal requirement relating to the employer-employee relationship.

          (cc) Plans: Except for Statutory Plans:

               (i) the Corporation maintains no Plans and has no formal plans or commitments, whether legally binding or not, to create any Plan;

               (ii) the Corporation does not currently sponsor, maintain, contribute to or have any liability to, nor has the Corporation ever sponsored, maintained, contributed to, or incurred any liability to, a "registered pension plan" or a "deferred profit sharing plan", as defined under the Tax Act;

               (iii) the Corporation does not have any liability or contingent liability under any benefit plan for providing any post-retirement benefits; and

               (iv) the Corporation does not currently sponsor, maintain, contribute to, or have any liability to, nor is it required to contribute to, nor has the Corporation ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, any multi-employer Plan.

          (dd) Insurance: The Corporation maintains such policies of insurance as are appropriate to its business, property and assets and key man insurance on certain management employees, and such policies of insurance are attached as Schedule 3.1(dd), are in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are issued by insurance companies qualified to do business in those jurisdictions where insured properties are located or where such qualification is otherwise necessary, are in full force and effect; and the Corporation is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy. To the knowledge of the Vendors, nothing has been done or omitted to be done by the Corporation which can make any policy of insurance void or voidable.

          (ee) Copies of Agreements: True, correct and complete copies of all mortgages, leases, agreements, contracts, forms, instruments, policies of insurance and other documents referred to in this Agreement have been delivered to the Purchaser.

          (ff) Intellectual Property:

               (i) Rights: Schedule 1.1(ll) contains an accurate, complete and comprehensive list of all Intellectual Property Rights owned, used, made or applied for by the Corporation in respect of the Corporation's business, setting out, in detail, the relevant dates, reference numbers and jurisdictions of each. The Corporation has all necessary rights and is fully entitled to exercise the Intellectual Property Rights as provided hereunder. The execution, delivery and performance of this Agreement do not constitute and will not constitute a breach of any of the Intellectual Property Rights of the Corporation and will not result in a breach of, nor constitute a default under, any contractual obligation of the Corporation.

               (ii) Ownership:

                    A. Part A of Schedule 3.1(ff)(ii) contains a list of all of the Computer Programs owned by the Corporation and used in the Corporation's business; and, to the Vendors' Knowledge, the Corporation is not in default of any of its obligations as licensee under any licenses or any Third-Party IT Contracts, all of which are listed in Part B of Schedule 3.1(ff)(ii) as at the date hereof.

                    B. No source code for any of the Programs is in the
               possession of any Person other than the Corporation.

                    C. Except with respect to any Third-Party IT Contracts and the licenses disclosed in Schedule 1.1(i) which grant rights to the Corporation and are owned by other Persons, the Corporation is or at Closing will be the sole legal and beneficial owner of the Technology and will hold all right, title and interest in and to the Technology, free and clear of all Encumbrances whatsoever and rights of other Persons, and to any licenses of the Technology granted by the Corporation in the ordinary course of its business and the Corporation has no additional Knowledge of any adverse claim of ownership in any Technology.

                    D. Except as disclosed in Schedule 3.1(ff)(ii), the
               Corporation has not licensed, sold or granted any rights in the Technology to any Person which permits that Person to license, sub-license or grant any rights in the Technology to a third party.

                    E. Except for those filings required to be made by the
               Purchaser under applicable law, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required or desirable either (I) for the assignment and/or transfer by the Corporation of the Intellectual Property Rights or the execution, delivery or performance of this Agreement by the Corporation; or
               (II) for the perfection of or the exercise by the Purchaser of its rights and remedies hereunder. Except as disclosed in
               Schedule 3.1(ff)(ii), there are no restrictions on the ability of the Corporation or any successor to or assignee from the Corporation to use and exploit all the Intellectual Property Rights.

                    F. All past and present employees of the Corporation who had or have access to the Technology have signed employment agreements waiving their Moral Rights and assigning any other rights in the Technology to the Corporation and except as disclosed in Schedule 3.1(ff)(ii), no past or present independent contractor who had or has access to the Technology, agent, past or present Affiliate or subsidiary of the Corporation has any right, title or interest in or to any of the Technology and the Corporation has caused such independent contractors and agents to sign agreements waiving their Moral Rights and assigning all of their right, title and interest in the Technology to the Corporation.

               (iii) No Filings: Except for those filings required to be made by the Purchaser under applicable law, the Corporation has made all necessary filings with any Governmental Authority in respect of the Intellectual Property Rights. The Corporation has no Knowledge of any restrictions on the ability of the Corporation to use or exploit all rights in the Technology.

               (iv) Use of the Computer Programs:

                    A. The Corporation utilizes updated software that searches all computers and incoming electronic material for Computer Viruses. At the Closing Date the Computer Programs used by the Corporation in the Corporation's business will be free of Computer Viruses and no Computer Program contains any contaminants or time bombs, including any codes or instructions, that may be used to access, modify, delete, damage or disable the Computer Program, save and except for any hardware or software keys adapted to ensure against unauthorized copying of such Computer Program.

                    B. The documentation provided by the Corporation in respect of the Computer Programs is sufficient to allow the Purchaser, with the assistance of skilled software professionals possessing experience in this industry and some knowledge of the Computer Programs, to operate the Corporation's business and to further develop, maintain and operate the Computer Programs.

                    C. All Technology of the Corporation is "Year 2000
               Compliant", which means that, where relevant. it uses a method of sorting, interpreting, manipulating, calculating, processing and reporting dates based upon the full four digits for each year such that all arithmetic operations, comparisons, sorts and reporting involving dates yield correct results for all years during and after the year 2000, provided that:

                         I. all information imported from other data sources
                    includes complete dates only;

                         II. linked tables and other shared data sources include
                    complete dates only; and

                         III. hardware that fails to correctly switch or change
                    dates is not used and no other source of date inconsistency is entered into a Computer Program or other Technology.

               (v) Infringements by the Corporation:

                    A. The conduct of the Corporation and its use, ownership or rights in respect of the Intellectual Property Rights do not infringe, and the Corporation has not infringed or breached, nor is infringing or breaching, any Intellectual Property Rights of any other Person.

                    B. The Corporation has not received any notice, complaint, threat or claim alleging infringement of any Intellectual Property Right and no Person has made a claim, complaint or notice, in writing or otherwise, against the Corporation nor any Affiliate of the Corporation relating to the Corporation's business or the Technology, nor to the Vendors' Knowledge is there any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Corporation or any such Affiliate relating to the Corporation's business.

                    C. No Person has made any claim that any products produced, used, licensed or sold or services performed by the Corporation in the conduct of the Corporation's business or that any process, method, packaging, advertising or material that the Corporation employs in the manufacture, marketing or sale of any such product or service related to the Corporation's business, or the use of any of the Technology, breaches, violates, infringes or interferes with any patent, trademark, trade-name, copyright, industrial design, trade secret or other intellectual property or proprietary rights of any other Person or requires payment for the use of any intellectual property right, know-how, or technology of another Person, or includes any activity that may constitute passing off.

               (vi) Covenants Not to Sue: Schedule 3.1(ff)(vi) sets forth a complete list and brief description of all judgments, covenants not to sue, permits, grants, franchises, licenses and other agreements relating to any of the Technology owned by the Corporation that bind, obligate or otherwise restrict the Corporation. Except as disclosed in
          Schedule 3.1(ff)(vi), the Corporation has the exclusive right to use the Technology and has not exclusively licensed any of its Technology to any other Person; and the Corporation has not granted any rights or distribution of its Technology that are not revocable by the Corporation upon reasonable notice, not to exceed 3 months.

               (vii) Protection of Confidentiality: The Corporation has used commercially reasonable efforts to take precautions and to protect the Corporation's Proprietary Information from loss, damage and unauthorized use or disclosure. The Corporation's Proprietary Information has not been disclosed to any other Person other than the Purchaser and its authorized agents and to the professional and financial advisors of the Corporation and the Vendors, except pursuant to a confidentiality or non-disclosure agreement.

          (gg) Permits, Licenses and Authorizations: The Corporation is the sole legal and beneficial holder of all permits, licenses and authorizations necessary for the lawful operation of its business as presently conducted pursuant to all applicable laws, statutes, Regulations, ordinances, rules, policies, guidelines, decrees, orders, notices, directives and other requirements of all Governmental Authorities. Schedule 3.1(gg) sets forth a true and complete list of all such permits, licenses and authorizations. All such permits, licenses and authorizations are valid and subsisting and in good standing. No violation has been recorded in respect of any such license, permit or authorization and no proceeding is pending or, to the Vendors' Knowledge, threatened to revoke or limit any thereof.

          (hh) Contracts with Non-Arm's Length Persons: Except for the Loans, there is no existing contract or arrangement to which the Corporation or either Vendor is a party or in which any director or officer of the Corporation or any other Person not dealing at Arm's Length with the Vendors, the Corporation, or any director or officer of the Corporation has any interest, whether directly or indirectly, including arrangements for the payment of management or consulting fees of any kind whatsoever. Without limiting the generality of the foregoing, except for the Loans, the Corporation does not have any loans or indebtedness outstanding which have been made to the Vendors, any directors, former directors, officers, shareholders or employees of the Corporation or the Vendors or to any person or corporation not dealing at Arm's Length with any of the foregoing.

          (ii) Agreements Restricting Business: Except in respect of the Motorola Settlement, the Corporation is not a party to any agreement or arrangement which restricts the freedom of the Corporation to carry on its business as presently carried on or any contract or agreement which contains covenants by the Corporation not to compete in any line of business with any other Person.

          (jj) Bank Accounts, Etc.: Schedule 3.1(jj) sets forth the name of each bank or other depository in which the Corporation maintains any bank account, trust account or safety deposit box and the names of all persons authorized to draw thereon or who have access thereto.

          (kk) Absence of Guarantees: The Corporation has not given or agreed to give, and is not a party to or bound by, any guarantee of indebtedness, indemnity, bond or suretyship or other obligation of any Person or any other commitment by which the Corporation is, or is contingently, responsible for such indebtedness or other obligations.

          (ll) Corporate Records: The minute books of the Corporation contain accurate and complete minutes of all Board of Directors and Shareholder meetings and resolutions of its directors and shareholders held since its incorporation. All such resolutions were duly passed and all such meetings were duly held. The Corporation's corporate registers are complete and accurate in all respects.

          (mm) Books and Records: All records relating to the business of the Corporation (including customer lists, operating data, files, books and records, correspondence, credit information, research materials, contract documents, records of past sales, supplier lists, employee documents, inventory data, accounts receivable data, Financial Statements and other similar records) are complete and accurate in all material respects and are maintained in accordance with applicable Canadian legal requirements. The records contain complete and accurate records of all material matters required to be dealt with in such records. All financial transactions relating to the business and the assets of the Corporation have been accurately recorded in its records. The Corporation's accounting systems are fully operational. The Vendors bear the burden of proof as to any contradictions or omissions in the books and records of the Corporation.

          (nn) Regulatory Approvals: No Regulatory Approval or filing or registration with any Governmental Authority (including, without limitation, any filing or registration required of the Purchaser by any applicable antitrust Governmental Authority or under the Investment Canada Act or any similar legislation in the U.S., or in respect of applicable securities legislation) is required to be made or obtained by or in respect of the Corporation or the Vendors.

          (oo) Powers of Attorney: The Corporation has not given any power of attorney to any Person for any purpose whatsoever.

          (pp) Environmental Matters:

               (i) The business of the Corporation has been and is being carried on, and the processes and undertakings of the Corporation have been and are being conducted in compliance with all applicable Environmental Laws, Environmental Regulations and Environmental Orders. The Vendors have no Knowledge of any fact which could give rise to a potential instance, notice, or claim against the Corporation or any of its directors, officers or employees relating to non-compliance with any Environmental Laws, Environmental Regulations or Environmental Orders.

               (ii) To the Vendors' Knowledge, the Corporation is not required under Environmental Laws to have any Environmental Permits for the operation of its business as it is presently being conducted.

               (iii) The Corporation does not use the Business Assets to generate, manufacture, refine, treat, transport, handle, store, dispose, transfer, produce or process Hazardous Waste or Hazardous Substances.

               (iv) Neither the Corporation nor any of its officers or directors or employees has ever been convicted of an offence or otherwise cited, fined, penalized or been made subject to an enforcement order for non-compliance with any Environmental Law, Environmental Regulation or Environmental Order or been fined or otherwise sentenced or settled any prosecution short of conviction in connection with the Corporation's business.

               (v) The Corporation has not caused or permitted any Release of any Hazardous Substances in the course of the conduct of the Corporation's business that currently imposes or would in the future impose any material cleanup or remediation obligations on the Corporation or any of the Vendors under any Environmental Law.

               (vi) To the Vendors' Knowledge, the Corporation is not required to make any reports to Governmental Authorities under Environmental Laws in connection with its business or the Property.

               (vii) Neither Vendor nor the Corporation has ever incurred any material liability with respect to the Property pursuant to Environmental Laws and, to the Vendors' Knowledge, neither the Corporation nor the Vendors are now incurring any liability with respect to the Business Assets pursuant to any Environmental Laws. To the Vendors' Knowledge, there is no past or present fact, condition or circumstance in connection with the Corporation's operations that could result in any liability or potential liability under any Environmental Laws. The Vendors have not received and are not aware of any threatened or pending notices relating to the Corporation or the Business Assets from any Governmental Authority pursuant to any Environmental Laws and they do not know of any grounds which would give rise to the issuance of any notice concerning liability pursuant to any Environmental Laws.

          (qq) Customers: Schedule 3.1(qq) sets forth a list of the top 3 customers of the Corporation by sales during the year ended July 31, 2000. No contract or agreement with any such customer will terminate or be terminable by the customer as a result of the consummation of the transactions contemplated by this Agreement. The Vendors have no reason to believe that any such customer intends to terminate or seek a renegotiation of its relationship with the Corporation as a result of the transactions contemplated by this Agreement and the Corporation is not involved in any dispute or disagreement with any of the customers which could have an adverse effect on the business of the Corporation. The Vendors do not have any Knowledge that the relationship with any of such customers will not continue after the Closing on terms at least as favourable to the Corporation as those prior to the date of this Agreement. No such customer has notified the Corporation that it intends not to do business or that it intends to reduce the amount of business it conducts with the Corporation.

          (rr) Brokers: Neither Vendor nor the Corporation has engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to act or have acted for the Vendors or the Corporation.

          (ss) Competition Act/HSR Act: For the purposes of Section 110 of the Competition Act (Canada), the aggregate value of the assets in Canada of the Corporation is less than CAD$35,000,000 and the aggregate gross revenues from sales in or from Canada by the Corporation is less than CAD$35,000,000. For purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), (i) the Corporation does not own any assets located in the U.S. and (ii) the "net sales" and "total assets" (as those terms are defined in the HSR Act) of the Corporation are each less than US$25,000,000.

          (tt) Investment Canada Act: The Corporation is controlled by WTO investors within the meaning of the Investment Canada Act and the Corporation is not engaged in a cultural business nor provides a financial service or a transportation service within the meaning of the Investment Canada Act.

          (uu) Product Liability: Except for the finished goods inventories sold prior to the Closing Date by the Corporation which are returned to the Corporation by customers in the ordinary and normal course, the Corporation has not or will not have at any time after the date hereof, any liability or obligation in respect of any product produced (in whole or in part) or sold by the Corporation prior to the Closing which is not fully insured against and in respect of which full insurance proceeds (subject to deductibles customary in the industry) will not continue to be available after Closing under policies currently in existence (whether or not such policies are terminated on or after the Closing); and no product recall relating to any products or services of the Corporation is threatened, anticipated or required.

          (vv) No Other Agreements: There have been no sales or purchases by the Corporation of any assets relating to a present or former business of the Corporation which have occurred since the date of its incorporation and which involve (A) an obligation on behalf of the Corporation to indemnify the other party thereto for liabilities in connection with such transaction; (B) an obligation on behalf of the other party thereto to indemnify the Corporation for liabilities in connection with such transaction; or (C) the retention of any such liabilities or obligations by the Corporation in connection with such transaction.

          (ww) Unlawful Payments: Neither the Corporation, nor any director, officer or employee (including the Vendors) or, to the Vendors' Knowledge, any agent or other Person acting on behalf of the Corporation has used any corporate or other funds for unlawful contributions, gifts or entertainment with respect to customers or suppliers of the Corporation, or has made any unlawful expenditures relating to political activity of government officials or others, or established or maintained any unlawful or unrecorded funds. Neither the Corporation nor any director, officer or employee (including the Vendors) or, to the Vendors' Knowledge, any agent or other Person acting on behalf of the Corporation has accepted or received any unlawful contributions, payments, gifts or expenditures.

          (xx) Net Equity: The Corporation had, as of August 31, 2000, net equity of $______________ and will have, as of the Closing Date, net equity of $______________.

          (yy) U.S. Person: Neither Vendor is a U.S. Person and neither Vendor is acquiring his portion of the Purchaser Shares for the account or benefit of, directly or indirectly, any U.S. Person.

          (zz) Resident of Ontario: Each Vendor is a resident of Ontario and is purchasing its portion of the Purchaser Shares under the exemption from prospectus and registration requirements available under Ontario securities legislation.

          (aaa) Investment Only: Each Vendor is acquiring its portion of the Purchaser Shares for investment only and not with a view to resale or distribution and, in particular, neither Vendor has any intention to distribute either directly or indirectly any of the Purchaser Shares in the United States or to U.S. Persons.

          (bbb) Outside United States: Each Vendor is outside the United States when receiving and executing this Agreement and is acquiring its portion of the Purchaser Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in its portion of the Purchaser Shares.

          (ccc) Not Underwriter or Dealer: Neither Vendor is an underwriter of, or dealer in, any of the shares of the Purchaser and neither Vendor is participating, pursuant to a contractual agreement or otherwise, in the distribution of the Purchaser Shares.

          (ddd) No Directed Selling Efforts: Neither Vendor has acquired its portion of the Purchaser Shares as a result of, and the Vendors will not engage in, any "directed selling efforts" (as defined in Regulation S) in the United States in respect of any of the Purchaser Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Purchaser Shares; provided, however, that the Vendors may sell or otherwise dispose of any of the Purchaser Shares pursuant to registration of any of the Purchaser Shares pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein.

          (eee) No Advertisement: Neither Vendor is aware of any advertisement of any of the Purchaser Shares.

          (fff) No Representations About Purchaser Shares: No Person has made any written or oral representations to the Vendors, or either of them:

               (i) that any Person will resell or repurchase any of the Purchaser Shares;

               (ii) as to the future price or value of any of the Purchaser Shares; or

               (iii) that any of the Purchaser Shares will be listed and posted for trading on any stock exchange.

          (ggg) Full Disclosure: None of the foregoing representations and statements of fact (including statements of fact made on the Schedules hereto) contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Corporation and its properties, business and affairs. There is no material fact that the Vendors have not disclosed to the Purchaser in writing that, to the Vendors' Knowledge, materially affects the business, operations, assets, properties, conditions (financial or otherwise) or prospects of the Corporation or the ability of the Vendors to perform their obligations under this Agreement.

     3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Vendors (and acknowledges that the Vendors are relying on these representations and warranties in completing the transactions contemplated hereby) that:

          (a) Corporate: The Purchaser is a corporation duly incorporated and is validly subsisting under the laws of Nevada.

          (b) Governmental Authority: The Purchaser has all necessary corporate power to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement including all matters contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser.

          (c) Enforceability: This Agreement constitutes legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

          (d) Validity of Transactions: The execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby and the fulfillment by the Purchaser of the terms, conditions and provisions hereof have not and will not contravene or violate or result in the breach (with or without the giving of notice or lapse of time or both) or acceleration of any obligations of the Purchaser under

               (i) the laws, statutes, Regulations, ordinances, rules or other requirements applicable to the Purchaser;

               (ii) any judgment, order, writ, injunction or decree of any Governmental Authority, court, tribunal, instrumentality or arbitrator applicable to the Purchaser;

               (iii) the articles of incorporation or any resolutions of the Purchaser or any amendments thereto or restatements thereof; or

               (iv) the provisions of any material indenture, mortgage, lease, instrument, contract, license, agreement, arrangement or understanding to which the Purchaser is a party or by which it is bound.

          (e) Brokers: The Purchaser has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports, or may purport, to have acted for the Purchaser.

          (f) Purchaser Shares: The Purchaser Shares to be issued to the Vendors hereunder on the Closing Date, when issued, will be validly issued, fully paid and non-assessable.

          (g) Compliance. The Purchaser has complied with and will comply with the requirements of all applicable securities laws in relation to the issue and trading of its securities and in all matters relating to the Purchaser Shares.

     3.3 Covenants by Vendors. Each of the Vendors hereby acknowledges and agrees that:

          (a) none of the Purchaser Shares have been registered under the 1933 Act, or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act ("Regulation S"), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act;

          (b) the Purchaser has not undertaken, and will have no obligation, to register any of the Purchaser Shares under the 1933 Act;

          (c) the Purchaser is not a reporting issuer in the Province of Ontario and therefore resale of any of the Purchaser Shares in that province is restricted except pursuant to an exemption from applicable securities legislation;

          (d) none of the Purchaser Shares may be offered or sold to a U.S. Person (as that term is defined in Regulation S) or for the account or benefit of a U.S. Person (other than a distributor) prior to the end of the Restricted Period;

          (e) in addition to the provisions of the Bleed-Out Plan, for United States purposes, offers and sales of any of the Purchaser Shares prior to the expiration of a period of one year after the date of original issuance thereof (the "Restricted Period") will only be made in compliance with the safe harbour provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Restricted Period will be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom;

          (f) neither Vendor will engage in any hedging transactions involving any of the Purchaser Shares unless such transactions are in compliance with the provisions of the 1933 Act; and

          (g) the Purchaser will refuse to register any transfer of the Purchaser Shares not made in accordance with the provisions of the Bleed-Out Plan, Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption under applicable securities laws and Regulations.

     3.4 Non-Waiver. No investigation made by or on behalf of any party at any time (and no knowledge of any of the parties) will have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other parties herein or pursuant hereto. No waiver by a party of any conditions, in whole or in part, will operate as a waiver of any other condition.

     3.5 Survival of Vendors' Representations and Warranties. The representations and warranties of the Vendors contained in this Agreement will survive the Closing and, notwithstanding such Closing, nor any investigation made by or on behalf of the Purchaser, nor the receipt by the Purchaser of any opinion, certificate or other document delivered to the Purchaser, will continue in full force and effect for the benefit of the Purchaser as follows:

          (a) as to the representations and warranties contained in Subsections 3.1(a), (b), (c), (d) and (o) of this Agreement, indefinitely;

          (b) as to the representations, warranties and obligations of the Vendors relating to Taxes of the Corporation, for a period ending on the date that is 90 days after the relevant Governmental Authorities will no longer be entitled to assess or reassess the Corporation in respect of any Tax period ending on or prior to the Closing Date or in which the Closing Date occurs, having regard, without limitation, to any waivers given by the Corporation in respect of any such period and any entitlement of a Governmental Authority to assess or reassess without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or willful default, and where a bona fide notice of Claim is made in respect of a representation, warranty or obligation of (i) the Vendors, or
     (ii) with respect to the period on or before the Closing Date, the Corporation, relating to Taxes, the representation, warranty or obligation to which such notice applies will survive in respect of that Claim until the final determination or settlement of that Claim; and

          (c) as to all other matters, for a period of 3 years following the Closing Date unless a bona fide notice of Claim is made prior to the expiry of that period, in which case the representation and warranty to which such notice applies will survive in respect of that Claim until the final determination or settlement of that Claim.

     3.6 Survival of Purchaser's Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement will survive the Closing and, notwithstanding such Closing, nor any investigation made by or on behalf of the Vendors, nor the receipt by the Vendors of any opinion, certificate or other document delivered to the Vendors hereunder will continue in full force and effect for the benefit of the Vendors for a period of 3 years following the Closing Date unless a bona fide notice of Claim is made before the expiry of that period, in which case the representation and warranty to which such notice applies will survive in respect of that Claim until the final determination or settlement of that Claim.

     3.7 Survival of Covenants. All covenants of the Vendors and the Purchaser, as the case may be, contained in this Agreement will survive the Closing for the benefit of the Purchaser or the Vendors, as the case may be, indefinitely, except that all covenants relating to the representations and warranties of the Vendors will survive only for the duration of the survival of such representations and warranties, as set out in Sections 3.5 and all covenants relating to the representations and warranties of the Purchaser will survive only for the duration of the survival of such representations and warranties, as set out in Section 3.6. 3.8 Indemnity by Vendors. The Vendors hereby jointly and severally covenant to indemnify, on an After-Tax Basis, the Purchaser and, at the Purchaser's option, the Corporation effective as of and from the closing of the purchase and sale of the Purchased Shares on the date hereof, from and against any Loss suffered or incurred as a result of any Claim which may be brought against the Purchaser, the Corporation or both of them or which they or any of their officers, directors or agents or one or more of them may suffer or incur as a result of, in respect of, arising out of, associated with or relating to:

          (a) any material non-fulfillment of any covenant on the part of the Vendors contained in this Agreement which has not, at the inception of a Claim, expired pursuant to Section 3.7;

          (b) any material inaccuracy in or material breach of any of the Vendors' representations or warranties contained in this Agreement which has not, at the inception of such Claim, expired pursuant to Section 3.5;

          (c) the ownership by the Vendors of the Purchased Shares;

          (d) any matter with respect to any breach of or non-fulfilment by any party to the Motorola Settlement, other than (i) Motorola, Inc. and (ii) after the Closing, the Corporation;

          (e) product liability or similar Claims with respect to products produced (in whole or in part) or sold by the Corporation prior to the Closing; or

          (f) any Claims for Taxes for any taxation year of the Corporation ending on or before the Closing Date, or any taxation year or period of the Corporation ending after the Closing Date which includes a period prior to the Closing Date and results from an event occurring on or prior to the Closing Date (a "Straddle Period"). For purposes of the foregoing, Taxes for a Straddle Period will be determined on the assumption that any entity the income of or from which is relevant, in determining such Taxes, had a notional taxation year or period ending on the Closing Date.

     3.9 Indemnity by Purchaser. The Purchaser covenants and agrees with the Vendors to indemnify the Vendors from and against any Claims which may be made or brought against the Vendors, or which the Vendors may suffer or incur as a result of, in respect of, arising out of, associated with or relating to any non-fulfillment of any covenant on the part of the Purchaser contained in this Agreement which has not, at the inception of a Claim, expired pursuant to
Section 3.7 or any inaccuracy in or breach of any of the Purchaser's representations or warranties contained in this Agreement which has not, at the inception of a Claim, expired pursuant to Section 3.6.

     3.10 Indemnity Procedure.

          (a) Claims Other Than Third-Party Claims: Following receipt from a Vendor or the Purchaser, as the case may be (the "Indemnified Party"), of a written notice of a Claim for indemnification which has not arisen in respect of a Third-Party Claim, the party who is in receipt of such notice (the "Indemnifying Party") will have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party will make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the Claim, the Indemnifying Party will immediately pay to the Indemnified Party the full agreed-upon amount of the Claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute will be resolved in accordance with the procedure set forth in Section 7.6.

          (b) Third-Party Claims: The Indemnified Party will notify the Indemnifying Party, in writing, as soon as is reasonably practicable after being informed in writing that facts exist which may result in a Claim originating from a Person other than the Indemnified Party (a "Third-Party") and in respect of which a right of indemnification given pursuant to Section 3.8 or 3.9 may apply ("Third-Party Claim"), and the Indemnified Party will promptly, after receipt thereof, deliver to the Indemnifying Party a copy of all correspondence, notices or other written communications received by the Indemnified Party in respect of such Third-Party Claim. The Indemnifying Party will have the right, subject to the rights of any insurer or other third party having potential liability therefor, to elect, by written notice delivered to the Indemnified Party within 10 Business Days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third-Party Claim, at the sole expense of the Indemnifying Party, to assume control of the negotiation, settlement or defence of the Third-Party Claim, provided that the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of such Third-Party Claim.

               (i) If the Indemnifying Party elects to assume such control, then:

                    A. the Indemnified Party will co-operate with the
               Indemnifying Party and its counsel and will use all reasonable efforts to make available to the Indemnifying Party:

                    B. those employees of the Indemnified Party whose
               assistance, testimony or presence is necessary or helpful to the Indemnifying Party in evaluating, negotiating, settling or defending such Third-Party Claim, and

                    C. all documents, records and other material in the
               possession of the Indemnified Party or its employees, agents or representatives as may reasonably be required by the Indemnifying Party in evaluating, negotiating, settling or defending such Third-Party Claim.

                    D. the Indemnifying Party will be responsible for all
               reasonable expenses incurred by the Indemnified Party in satisfying its obligations under Subsections 3.10(b)(i)A and B and, for purposes of the foregoing, the expenses of making available to the Indemnifying Party any employees of the Indemnified Party will be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that such employees are assisting the Indemnifying Party, but such expenses will not exceed the actual cost to the Indemnified Party associated with such employees; and

                    E. the Indemnified Party will have the right to participate in the negotiation, settlement or defence of such Third-Party Claim at its own expense and, in so doing, the Indemnified Party will have the right to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel will be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences or a dispute as to the applicability of this Agreement).

               (ii) If the Indemnifying Party does not elect to assume control of the negotiation, settlement or defence of such Third-Party Claim as aforesaid or, having elected to assume such control, thereafter fails to proceed with the negotiation, settlement or defence of such Third-Party Claim or, in the reasonable opinion of the Indemnified Party, fails to diligently pursue the negotiation, settlement or defence of such Third-Party Claim, the Indemnified Party may, at its option, assume such control. In such case, the Indemnifying Party will:

                    A. co-operate where necessary with the Indemnified Party and its counsel in connection with such Third-Party Claim;

                    B. be liable for all reasonable costs and expenses paid or incurred by the Indemnified Party in respect of the negotiation, settlement or defence of such Third-Party Claim; and

                    C. be bound by the results obtained by the Indemnified Party with respect to such Third-Party Claim.

          (c) Prejudice: Failure to comply with the notice requirements of Subsection 3.10(b) will not preclude the Indemnified Party from obtaining the indemnification to which it is otherwise entitled under this Article 3, but the amount to be paid to the Indemnified Party hereunder will be reduced to the extent that such failure prejudices the defence of the relevant Third-Party Claim.

     3.11 Additional Rules and Procedures

The obligation of the parties to indemnify each other pursuant to this Article 3 will also be subject to the following:

          (a) An Indemnified Party will only be entitled to make a Claim for indemnification pursuant to Section 3.8 or 3.9, as the case may be, if written notice containing reasonable particulars of such Claim is delivered to the Indemnifying Party within the time periods provided for in Section 3.10.

          (b) The Indemnifying Party will pay the amount of any Loss set forth in any Claim within 10 days of receipt of the notice in respect of such Claim unless the Indemnifying Party has elected to negotiate, settle or defend such Claim in which case the Indemnifying Party will not be obligated to pay such Loss until such Claim has finally been determined by negotiation, compromise, court or administrative decision, or otherwise. All losses, however, will bear interest at 6% per annum calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate from the date that the Indemnified Party disbursed funds, or otherwise suffered the Loss, to the date of payment by the Indemnifying Party to the Indemnified Party of such Loss.

          (c) Notwithstanding Subsection 3.10(b), if any Third-Party Claim is of a nature such that the Indemnified Party is required by applicable law to post security or make a payment to any Third-Party with respect to such Third-Party Claim before the completion of any negotiation, settlement or compromise of such Third-Party Claim or the rendering of any court or administrative decision relating to such Third-Party Claim, including any amount payable on account of Taxes assessed against the Corporation to the extent described in subsection 225.1(7) of the Tax Act or any similar provision of any other statute relating to Taxes, the Indemnifying Party will post such security or make such payment as and when required by applicable law. If the Indemnifying Party fails to post such security or make such payment and the Indemnified Party, at its option, does so instead, the Indemnifying Party will forthwith after demand by the Indemnified Party reimburse the Indemnified Party for any Loss it has suffered as a result of posting such security or making such payment. For purposes of calculating such Loss, there will be included, in addition to any such payment made to the Third-Party:

               (i) interest on such payment or on the amount or value of security posted with the Third-Party, calculated at the Prime Rate from the date of making the payment or posting the security to the date of reimbursement; and

               (ii) reasonable out-of-pocket legal and other costs associated with the making of such payment or the posting of such security.

                  If the amount of any liability under the Third-Party Claim in respect of which a payment or reimbursement was made by the Indemnifying Party, as finally determined, is less than the amount which was paid or reimbursed by the Indemnifying Party, the Indemnified Party will, forthwith after receipt of the difference from the Third-Party, pay such difference to the Indemnifying Party.

          (d) Except in the circumstances contemplated by Subsection 3.11(c), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third-Party Claim, the Indemnified Party will not settle or compromise any Third-Party Claim except with the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld). A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of 15 Business Days or more will be deemed a consent by the Indemnifying Party to such request.

          (e) Notwithstanding Subsection 3.11(d), the Indemnifying Party will not compromise or settle any Third-Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party, without the prior written consent of the Indemnified Party. In the case of a Claim as to Taxes the Indemnifying Party will not settle or compromise any such Claim without:

               (i) giving the Indemnified Party at least 30 days' notice of such settlement or compromise before making such settlement or compromise; and

               (ii) receiving from the Indemnified Party its written consent to such settlement or compromise (which consent will not be unreasonably withheld, it being agreed and acknowledged that it would not be unreasonable for the Indemnified Party to withhold such consent if the result of any such settlement or compromise would be to increase the liability for Taxes of the Indemnified Party or the Corporation for any period after Closing). If such consent is not received by the

          Indemnifying Party within the aforementioned 30 day period, the Indemnifying Party will be released from its indemnity in respect of such Tax Claim except for the last settlement or compromise amount submitted by the Indemnifying Party to the Indemnified Party for its consent and the Indemnified Party will thereafter assume control of the negotiation, settlement or defence of such Claim.

          (f) The Indemnifying Party and the Indemnified Party will provide each other on an ongoing basis with all information which may be relevant to the other's liability hereunder and will supply copies of all relevant documentation promptly as they become available.

     3.12 Recovered Amounts

The amount of any payment to be made to an Indemnified Party pursuant to this Article 3 will be determined having regard to any net insurance proceeds actually received, after deduction of any premiums payable with respect to such insurance.

     3.13 Rights Cumulative

The rights of indemnification contained in this Article 3 are cumulative and not alternative and are in addition to every other right or remedy of the parties contained in this Agreement or otherwise.

     3.14 Right of Set-Off. The Purchaser will have the right, at its sole option, to set-off and deduct from the Purchase Price (or Adjusted Purchase Price, as appropriate), any amount owing to the Purchaser pursuant to Section
3.8. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

     3.15 Limitation on Indemnities. Any Claim or series of Claims for indemnification under Sections 3.8 or 3.9 must exceed $25,000. in the aggregate before the claiming party or parties will have recourse under Section 3.8 or 3.9, as applicable, in which event all Losses to which such indemnification applies may be claimed and not just the amount in excess of $25,000. The foregoing limitation will not apply to any Claims for indemnification under Subsections 3.8(c), (d), (e) or (f), for which no minimum Loss is required before the Purchaser may seek indemnification under Section 3.8.

     3.16 Goods and Services Tax. If the Vendors and the Purchaser, acting reasonably, determine that any payment (the "Payment") made pursuant to Sections
3.9 or 3.10 is subject to Goods and Services Tax or is deemed by the ETA to be inclusive of Goods and Services Tax, then the indemnifying party will pay to the indemnified party in addition to the Payment an amount equal to the Payment multiplied by the applicable rate of Goods and Services Tax.

     3.17 Release from Claim for Contribution or Indemnity. The Vendors hereby release the Corporation from any claim for contribution or indemnity in respect of any matter relating to this Agreement.

4.       covenants

     4.1 Covenants of the Vendors. The Vendors hereby acknowledge to and jointly and severally covenant with the Purchaser that:

          (a) the Purchaser and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements of the Vendors contained in this Agreement and the Vendors agree that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, then they will promptly notify the Purchaser; and

          (b) concurrently with the execution of this Agreement by the Vendors, each Vendor will execute and deliver to the Purchaser either:

               (i) an employment agreement between that Vendor and the Purchaser in a form satisfactory to the Purchaser, acting reasonably; or

               (ii) a services agreement between that Vendor's company and the Purchaser in a form satisfactory to the Purchaser, acting reasonably,

               (the agreements executed and delivered to the Purchaser under this Subsection being called the "Employment Agreements").

5.       closing

     5.1 Closing. The Closing will take place on the Closing Date by way of an exchange of documents between the parties and, where appropriate, their solicitors. Notwithstanding the actual date of Closing, the parties agree that the effective date of the Closing will be September 1, 2000.

     5.2 Documents to be Delivered by Vendors at Closing. At the Closing, the Vendors will execute and deliver, or cause to be executed and delivered, the following documents, each in a form satisfactory to the Purchaser, acting reasonably:

          (a) certified copy of resolutions of the directors of the Corporation authorizing the transfer of the Purchased Shares and the registration of the Purchased Shares in the name of the Purchaser and authorizing the issuance of a new share certificate representing the Purchased Shares in the name of the Purchaser;

          (b) share certificates, representing all of the Purchased Shares, duly endorsed for transfer to the Purchaser;

          (c) share certificate, representing all of the Purchased Shares, registered in the name of the Purchaser and signed on the face thereof by an authorized signatory of the Corporation;

          (d) resignations in writing of all of the directors, officers and signing officers of the Corporation;

          (e) copies of all Consents and all Regulatory Approvals required by the Vendors and the Corporation in connection with the transactions contemplated by this Agreement, including an acknowledgment that (i) any lease or sublease governing occupancy of the Corporation's premises is in good standing and in full force and effect without amendment; (ii) a change in control of the Corporation will not result in a breach of such lease;
     (iii) the Closing of the transactions contemplated herein will not result in any increase in any amount presently being paid under any lease or any sublease or any change in terms of any lease or any sublease as they exist on the date hereof; and (iv) the Corporation has paid or has caused to be paid all rents and other amounts presently owing under the leases or subleases governing occupancy;

          (f) the Employment Agreements, duly executed in counterpart by the Vendors or their companies, as applicable;

          (g) duly executed copies of the Forbearance Agreements;

          (h) releases executed by the Vendors in favour of the Corporation releasing the Corporation from any and all actions, causes of action, suits, proceedings, debts, dues, profits, expenses, contracts, damages, claims, demands and liabilities whatsoever, in law or in equity, which the Vendors have ever had, now have or may in the future have against the Corporation for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Corporation other than in connection with the Corporation's Loan obligations to the Vendors;

          (i) evidence in writing of the discharge of all registrations made or filed against the Corporation in any public registry relating to an Encumbrance, except for the discharge of the registration of a PPSA Financing Statement with respect to the General Security Agreement dated ___________________, 1999 and granted by the Corporation in favour of the Lenders, registered with the office of the Ministry of Consumer and Commercial Relations on May 12, 1999 under registration no.
     990512144300430668;

          (j) all corporate records and books of account of the Corporation, including minute books, share register books, share certificate books and annual reports; and

          (k) such other documents and instruments as the Purchaser may reasonably require.

     5.3 Documents to be Delivered by Purchaser at Closing. At the Closing, the Purchaser will execute and deliver, or cause to be executed and delivered, the following documents, each in a form satisfactory to the Vendors, acting reasonably:

          (a) to Abuharoon, a certified cheque, bank draft or solicitors trust cheque in the amount of $125,000, representing his portion of the instalment of the Cash Portion payable on the Closing Date;

          (b) to Aquino, a certified cheque, bank draft or solicitors trust cheque in the amount of $125,000, representing his portion of the instalment of the Cash Portion payable on the Closing Date;

          (c) certified copy of resolutions of the directors of the Purchaser allotting and issuing the Purchaser Shares to the Vendors and authorizing the issuance to each Vendor of share certificates representing that Vendor's portion of the Purchaser Shares;

          (d) to Abuharoon, share certificates representing his portion of the Purchaser Shares;

          (e) to Aquino, share certificates representing his portion of the Purchaser Shares;

          (f) the Employment Agreements, duly executed in counterpart by a representative of the Purchaser; and

          (g) such other documents and instruments as the Vendors may reasonably require.

6.       TAX COVENANTS

     6.1 Stub Period Returns. The Purchaser will cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Purchaser will also cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for periods beginning before and ending after the Closing Date (all such Tax Returns together with the Tax Returns referred to in the first sentence of this Section being referred to herein as "Stub Period Returns"). The Vendors will provide reasonable assistance to the Purchaser in causing the preparation and filing of all Stub Period Returns. The Vendors and the Purchaser will co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of all Stub Period Returns and will preserve such data and other information until the expiration of any limitation period applicable to such Stub Period Returns. The Purchaser will provide to the Vendors for their review a copy of the Stub Period Returns and the Vendors will pay to the Purchaser one-half of the costs (including a reasonable allocation of internal costs) of the preparation and filing of such Stub Period Returns.

     6.2 Section 85 Tax Act. At the request of the Vendors, the Purchaser will cause the Corporation to execute and do all such other reasonable acts as may be necessary to complete and file a valid election or elections under Subsection 85(1) of the Tax Act with respect to the transactions contemplated by this Agreement.

7.       GENERAL

     7.1 Public Notice. All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and co-ordinated by the Vendors and the Purchaser and no party will act unilaterally in this regard without the prior written approval of the Vendors and the Purchaser or the other of them.

     7.2 Expenses; Payment of Closing Costs Except as otherwise provided in this Agreement, each party will be responsible for all fees, costs and expenses (including the reasonable fees and disbursements of legal counsel) incurred by it in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything else herein contained, the parties agree that all costs and expenses incurred up to the Closing in connection with:

          (a) seeking or obtaining the Consents; and

          (b) the Motorola Settlement,

will be for the account of the Purchaser.

     7.3 Entire Agreement. With respect to the subject matter of this Agreement, this Agreement constitutes the entire agreement between the parties and supersede all prior understandings and communications between the parties or any of them, oral or written. Each of the Vendors and the Purchaser hereby acknowledges that it has not entered into this Agreement in reliance upon any representation, warranty, covenant or agreement other than those expressly contained in this Agreement.

     7.4 Further Assurances. The parties will do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party will provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether prior to or following the Closing. Each party will reasonably co-operate with the other and the Purchaser and the Vendors will provide reasonable access to books and records of the Corporation with respect to Claims, required Tax Returns and other filings with Governmental Authorities. The Purchaser will cause the Corporation to provide to the Vendors copies of financial statements as of the Closing Date and for the months' ends preceding and following the same for the purposes of enabling the Vendors to comply with their reporting requirements; provided that if there is a cost to the Corporation, the Vendors will bear such cost; and provided further that neither the Purchaser nor the Corporation makes any representation or warranty with respect to the financial statements or other information provided.

     7.5 Notices. All payments and communications which may be or are required to be given by any party to any other party will be in writing and (a) delivered personally, (b) sent by prepaid courier service or (c) sent by prepaid telecopier or other similar means of electronic communication to the parties at their respective addresses set forth on page one. Any such notice so given will be deemed conclusively to have been given and received when so personally delivered or sent by telecopier or other electronic communication or on the second Business Day following the sending thereof by prepaid courier. Any party may from time to time change its address for delivery of notices by notice to the other parties in accordance with this Section.

     7.6 Dispute Resolution.

          (a) Procedure: Subject to Section 2.8, any dispute or Claim arising out of or relating to this Agreement that its not settled by agreement between the disputing parties within a reasonable time will be settled exclusively by binding arbitration by a single arbitrator. The location of the arbitration will be at the British Columbia International Commercial Arbitration Centre in Vancouver, Canada. The arbitration will be governed by the Commercial Arbitration Act (British Columbia). The arbitrator will be selected and the arbitration conducted in accordance with the British Columbia International Commercial Arbitration Rules ("Rules"), except that the provisions of this Agreement will prevail over the Rules. The parties will share equally in the fees and expenses of the arbitrator and the cost of the facilities used for the arbitration hearing, but will otherwise each bear their respective costs incurred in connection with the arbitration. Depositions will not be allowed, but information may be exchanged by other means. The parties will use commercially reasonable efforts to ensure that an arbitrator is selected promptly and that the arbitration hearing is conducted no later than 30 days after the arbitrator is selected. The arbitrator must decide the dispute in accordance with the substantive law which would govern the dispute if it were litigated in court. This requirement does not, however, mean that the award is reviewable by a court for errors of law or fact. Following the arbitration hearing, the arbitrator will issue an award and a separate written decision which summarizes the reasoning behind the award and the legal basis for the award. The arbitrator may require the prevailing party to pay for the other party's reasonable costs, fees, attorney's fees or expenses. The award of the arbitrator will be final and binding on each party. Judgement upon the award may be entered in any court of competent jurisdiction.

          (b) Exception: Subject to Section 2.8, the dispute resolution procedures described in Subsection 7.6(a) will be the sole and exclusive procedures for the resolution of any disputes which arise out of or are related to this Agreement, except that a party may seek preliminary or temporary injunctive relief from a court if, in that party's sole judgment, such action is necessary to avoid irreparable harm or to preserve the status quo. If a party seeks judicial injunctive relief as described in this Subsection, then the parties will continue to participate in good faith in the dispute resolution procedures described in Subsection 7.6(a). The parties agree that no court which a party petitions to grant the type of preliminary or temporary injunctive relief described in this paragraph may award damages or resolve the dispute. Venue for any judicial proceeding for preliminary or temporary injunctive relief will be in Vancouver, British Columbia and the parties hereby expressly waive any objections or defences based on lack of personal jurisdiction.

     7.7 Assignment. Neither this Agreement nor any rights or obligations hereunder will be assignable by any party without the prior written consent of the other party. Notwithstanding the foregoing, the Purchaser may assign its rights and obligations hereunder, in whole or in part, to one or more of its affiliates, but in such case will remain liable for the performance of such affiliate(s) hereunder.

     7.8 Benefit of the Agreement. This Agreement will inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

     7.9 Time of the Essence. Time is of the essence to every provision of this Agreement. Extension, waiver or variation of any provision of this Agreement will not be deemed to affect this provision and there will be no implied waiver of this provision.

     7.10 Amendment. This Agreement may be amended only by written agreement of the parties. Each party acknowledges that it will have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by the Purchaser and the Vendors.

     7.11 Waiver. The failure of any party to enforce at any time any of the provisions of this Agreement or any of its rights with respect thereto or to insist upon strict adherence to any term of this Agreement will not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this Agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. The exercise by any party of any of its rights under this Agreement will not preclude or prejudice such party from exercising any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by it hereunder. Any waiver by any party of the performance of any of the provisions of this Agreement will be effective only if in writing and signed by a duly authorized representative of such party.

     7.12 Severability. If any provision of this Agreement is invalid or unenforceable, such provision will be severed and the remainder of this Agreement will be unaffected thereby but will continue to be valid and enforceable to the fullest extent permitted by law.

     7.13 Counterparts. This Agreement may be executed by the parties in separate counterparts (by original or facsimile signature), each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

     7.14 Remedies Cumulative. The remedies provided for in this Agreement and in any other agreement, certificate and instrument delivered or given pursuant to this Agreement are cumulative and do not exclude any other remedy whatsoever and howsoever arising, whether by statute, common law, equity or otherwise.

     7.15 Independent Advice. Each of the Vendors acknowledges and agrees that Clark, Wilson has acted as counsel only to the Purchaser and that Clark, Wilson is not protecting the rights and interests of the Vendors. Each of the Vendors acknowledges and agrees that he has been given an opportunity to obtain independent legal and accounting advice with respect to the subject matter of this Agreement and, further, each Vendor hereby represents and warrants to the other Vendor and to the Purchaser that he has sought independent legal and accounting advice or waives such advice.

     IN WITNESS WHEREOF, the parties have hereunto duly executed this Agreement on the date first above written.

GLOBUS WIRELESS LTD.


Per:     _____________________________________
         Bernard Penner
         President and CEO


Per:     _____________________________________
         Nick G. Wizinsky
         Chief Operating Officer and Secretary Treasurer

                 [SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]



SIGNED, SEALED and DELIVERED by VICTOR ABUHAROON in         )
the presence of:                                            )
                                                            )
                                                            )
Signature                                                   )
                                                            )
-----------------------------------------------------
Print Name                                                  )   VICTOR ABUHAROON
                                                            )
-----------------------------------------------------
Address                                                     )
                                                            )
-----------------------------------------------------
                                                            )
                                                            )
Occupation                                                  )



SIGNED, SEALED and DELIVERED by RANDOLPH RYAN AQUINO ) in the presence of: )
                                                            )
                                                            )
Signature                                                   )
                                                            )
-----------------------------------------------------
Print Name                                                  )   RANDOLPH RYAN AQUINO
                                                            )
-----------------------------------------------------
Address                                                     )
                                                            )
-----------------------------------------------------
                                                            )
                                                            )
Occupation                                                  )


                                 BLEED-OUT PLAN

Notwithstanding the issuance of the Purchaser Shares to the Vendors, the Purchaser Shares will be subject to the following conditions and restrictions:

1. The Vendors will have no right to offer, sell, transfer or otherwise dispose of any of the Purchaser Shares during the Restricted Period (as defined in Subsection 3.3(e) of the Agreement).

2. Upon expiry of the Restricted Period, each Vendor will deal with his portion of the Purchaser Shares only the following manner:

         (a) for each month during the 11 month period (the "Release Period") commencing on the first day of the first month after the end of the Restricted Period (such date being called the "Release Date"), the maximum number of Purchaser Shares that a Vendor will sell or offer to sell to any Person is an amount equal to one-eleventh of the total number of Purchaser Shares held by him on the Release Date (each such monthly amount for each Vendor being called a "Monthly Amount");

         (b) if, in any month during the Release Period, a Vendor does not sell all of his Monthly Amount for that month, then the Monthly Amount of that Vendor for the next subsequent month during the Release Period will be an amount equal to the Monthly Amount of that Vendor for that subsequent month plus any unsold Purchaser Shares of that Vendor from any previous month during the Release Period; and

         (c) if, at the end of the Release Period, either Vendor continues to hold some or all of his portion of the Purchaser Shares, then such Vendor will have the right to sell or offer to sell any number of his Purchaser Shares.

3. The Purchaser may, at its sole discretion (such discretion being evidenced by a majority resolution of the Purchaser's board of directors), waive application of the restrictions set forth in Section 2 of this Schedule, provided that any such waiver will only be valid if it is given in writing and provided further that any such waiver by the Purchaser with respect to either Vendor will not thereafter deprive the Purchaser of the right to insist upon strict adherence to the restrictions set forth in Section 2 of this Schedule, whether by that same Vendor or by the other Vendor.

4. Notwithstanding any other provision of this Schedule or in the Agreement, all offers, sales, transfers and other dispositions of the Purchaser Shares will be made only in compliance with applicable securities laws and Regulations.